Exhibit 4.36

$55,000,000 TERM LOAN FACILITY

Dated 28 March 2022

ESMERALDA SHIPPING CORPORATION

PROTEUS SHIPTRADE SA

TRIANGLE SHIPPING CORPORATION

as borrowers

- and –

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

- and -

ABN AMRO BANK N.V.

as Agent and as Security Trustee

FACILITY AGREEMENT

PIRAEUS

INDEX

Clause		Page
1	INTERPRETATION	3

2	FACILITY	23

3	POSITION OF THE LENDERS	23

4	DRAWDOWN	24

5	INTEREST	25

6	INTEREST PERIODS	27

7	DEFAULT INTEREST	27

8	REPAYMENT AND PREPAYMENT	31

9	CONDITIONS PRECEDENT	33

10	REPRESENTATIONS AND WARRANTIES	34

11	GENERAL UNDERTAKINGS	36

12	CORPORATE UNDERTAKINGS	41

13	INSURANCE	43

14	SHIP’S COVENANTS	47

15	SECURITY COVER	52

16	PAYMENTS AND CALCULATIONS	53

17	APPLICATION OF RECEIPTS	56

18	APPLICATION OF EARNINGS, LOCATION OF ACCOUNTS	56

19	EVENTS OF DEFAULT	58

20	EXPENSES	62

21	INDEMNITIES	63

22	NO SET-OFF OR TAX DEDUCTION	65

23	ILLEGALITY, ETC	65

24	INCREASED COSTS	66

25	SET-OFF	67

26	TRANSFERS AND CHANGES IN LENDING AND BOOKING OFFICES	68

27	VARIATIONS AND WAIVERS	75

28	NOTICES	76

29	PARALELL DEBT	77

30	SUPPLEMENTAL	78

31	LAW AND JURISDICTION	78

SCHEDULE 1 LENDERS AND COMMITMENTS		83

SCHEDULE 2 DRAWDOWN NOTICE		84

SCHEDULE 3 CONDITION PRECEDENT DOCUMENTS		85

SCHEDULE 4 TRANSFER CERTIFICATE		89

SCHEDULE 5 FORM OF COMPLIANCE CERTIFICATE		93

SCHEDULE 6 SHIP DETAILS		94

THIS AGREEMENT IS MADE ON                                                           March 2022

BETWEEN

(1)	ESMERALDA SHIPPING CORPORATION, PROTEUS SHIPTRADE SA and TRIANGLE SHIPPING CORPORATION as joint and several Borrowers;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	ABN AMRO BANK N.V., as Agent; and

(4)	ABN AMRO BANK N.V., as Security Trustee.

BACKGROUND

(A)

The Lenders have agreed to make available to the Borrowers a loan in a single advance for the purpose of enabling the Borrowers to refinance their Existing Indebtedness (as defined below) and for its general corporate purposes.

(B)	The Lenders have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, (General Interpretation) in this Agreement (including in the above recitals):

“Account Bank” means ABN AMRO Bank N.V. acting through its branch at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands, or such other bank as may be designated by the Agent as the Account Bank for the purposes of this Agreement and which is of a rating acceptable to the Lenders, in their sole discretion;

“Account Security Deed” means a deed creating security (i) in respect of the Retention Account and (ii) in respect of the Earnings Account of each Borrower, in the agreed form;

“Additional Banking Day” means any day specified as such in the Reference Rate Terms;

“Affected Lender” has the meaning given in Clause 5.7 (Market disruption);

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Agency and Trust Deed” means the agency and trust deed dated the same date as this Agreement and made between the same parties;

“Agent” means ABN AMRO Bank N.V., duly incorporated under the laws of Netherlands, having its registered office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands, acting for the purposes of this Agreement through its office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands, (or of such other address as may last have been notified to the Borrower) or any successor of it appointed under clause 5 (Appointment of a new Servicing Bank) of the Agency and Trust Deed;

“Agreed Form” means, in relation to any document, that document in the form approved in writing by the Agent or as otherwise approved in accordance with any other approved procedure specified in any relevant provision of any Finance Document;

“Approved Broker” means each of (a) Affinity Shipbrokers, Arrow Valuations, Associated Shipbroking Monaco, Braemar ACM Valuations, BRS Barry Rogliano Salles, Cass Technava, Clarksons, Drewry Maritime Services, Fearnleys, Galbraith, Gibson Shipbrokers, Grieg Shipbrokers, Howe Robinson, Kontiki, Lorentzen & Stemoco, Maersk Shipbrokers, Pareto Shipbrokers, SSY, Sterling Shipbrokers, Vessels Value.com and (b) or such other reputable, independent and first class firm of shipbrokers specialising in the valuation of vessels of the relevant type requested by the Borrowers and agreed upon and appointed by the Agent at its sole discretion;

“Approved Flag” means the Republic of Liberia, the Republic of Marshall Islands, the Republic of Cyprus, the Republic of Panama or such other flag as the Agent may, with the authorisation of all the Lenders, in their absolute discretion, approve as the flag on which a Ship may be registered;

“Approved Flag State” means the Republic of Liberia, the Republic of Marshall Islands, the Republic of Cyprus, the Republic of Panama or any other country in which the Agent may with the authorisation of all the Lenders, approve that a Ship be registered;

“Availability Period” means the period commencing on the date of this Agreement and ending on the earliest of (a) 30 April 2022 and (b) any date on which (i) the Loan is equal to the Total Commitments or (ii) the Total Commitments are reduced to zero; or, in each case, such later date as the Agent may, with the authorisation of all the Lenders, agree with the Borrowers;

“Basel III” means:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

“Basel IV” means any amendment, replacement or refinement of Basel III known or to be known as “Basel IV”;

“Borrowers” means together Borrower A, Borrower B and Borrower C:

“Business Day” means a day on which dealings in deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Piraeus and New York City and in relation to:

(a)	any date for payment or purchase of an amount relating to the Loan or any part of the Loan; or

(b)

the determination of the first day or the last day of an Interest Period for the Loan or any part of the Loan, or otherwise in relation to the determination of the length of such an Interest Period, which is an Additional Banking Day relating to the Loan or that part of the Loan;

“Central Bank Rate” has the meaning given to that term in the Reference Rate Terms;

“Central Bank Rate Adjustment” has the meaning given to that term in the Reference Rate Terms;

“Change of Control” means that (a) the Permitted Owners own less than 5% of the partnership interests in the Guarantor and/or the GP Permitted Owners own less than 100% of the membership interest of the general partner at any time of the Guarantor or (b) the issued shares of the Shareholders are not registered in the ownership of (i) Navios Maritime Containers Sub LP, of the Marshall Islands, and (ii) the Guarantor;

“Charter Assignment” means, in relation to any Extended Employment Contract over a Ship, the assignment thereof in the Agreed Form;

“Code” means the US Internal Revenue Code of 1986, as amended, and the regulations promulgates and rulings issued thereunder;

“Commitment” means in relation to a Lender, the amount set opposite its name in the second column of Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Compliance Certificate” means a certificate in the form set out in Schedule 5 (or in any other form which the Agent, acting with the authorisation of all the Lenders, approves or requires);

“Compounding Methodology Supplement” means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Borrowers, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Banks);

(b)	specifies a calculation methodology for that rate; and

(c)	has been made available to the Borrowers and each Creditor Party;

“Confidential Information” means all information relating to a Security Party, the Group, the Finance Documents or the Loan of which a Creditor Party becomes aware in its capacity as, or for the purpose of becoming, a Creditor Party or which is received by a Creditor Party in relation to, or for the purpose of becoming a Creditor Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Creditor Party, if the information was obtained by that Creditor Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Creditor Party of Clauses 26.16 to 26.23 (inclusive) (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

is known by that Creditor Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Creditor Party after that date, from a source which is, as far as that Creditor Party is aware, unconnected with the Group and which, in either case, as far as that Creditor Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

“Contractual Currency” has the meaning given in Clause 21.4 (Currency indemnity);

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“CRD IV” means:

(a)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012;

(b)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

(c)	any other law or regulation which implements Basel III;

“Creditor Party” means the Agent, the Security Trustee, or any Lender, whether as at the date of this Agreement or at any later time;

“CRR” means Regulations (EU) No. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012

“Cumulative Compounded RFR Rate” means, in relation to an Interest Period for the Loan or any part of the Loan, the percentage rate per annum determined by the Agent (or by any other Creditor Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 9 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement;

“Daily Non-Cumulative Compounded RFR Rate” means, in relation to any RFR Banking Day during an Interest Period for the Loan or any part of the Loan, the percentage rate per annum determined by the Agent (or by any other Creditor which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 8 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement;

“Daily Rate” means the rate specified as such in the Reference Rate Terms;

“Dollars” and “US$” mean the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date requested by the Borrowers for the Loan to be made available, or (as the context requires) the date on which the Loan is actually made available;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower owning such Ship or the Security Trustee and which arise out of the use or operation of such Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b):

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to the Borrower which owns that Ship or a Security Party in the event of requisition of that Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and

(vi)	all moneys which are at any time payable under any Insurances relating to that Ship in respect of loss of hire; and

(b)

if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Account” means, in relation to each Borrower, an account in the name of such Borrower with the Account Bank designated “[name of relevant Borrower] - Earnings Account”, or any other account (with that or another office of the Account Bank or with a bank or financial institution other than the Account Bank) which is designated by the Agent as such account in relation to that Borrower for the purposes of this Agreement;

“EBITDA” means the aggregate amount of combined pre-tax profits of the Group before extraordinary or exceptional items, interest, depreciation and amortisation as shown, at any relevant time, by the Latest Accounts;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)

any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or a Borrower and/or the Approved Manager and/or a Sub Manager or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where a Borrower and/or the Approved Manager and/or a Sub Manager and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 19.1 (Events of Default);

“Existing Indebtedness” means the aggregate outstanding Financial Indebtedness of the Borrowers under the Existing Loan Agreements;

“Existing Loan Agreements” means together:

(a)

the loan agreement (“Existing Loan Agreement A”) dated 31 July 2018 (as amended and /or supplemented from time to time) made between (i) Esmeralda and Triangle as joint and several borrowers, (ii) DVB Bank SE as lenders, (iii) DVB Bank SE as agent and security trustee and (iv) DVB Bank SE as account bank in respect of a loan facility of up to $44,000,000; and

(b)

the loan agreement (“Existing Loan Agreement B”) dated 03 December 2018 (as amended and /or supplemented from time to time) made between (i) the Guarantor as borrower, (ii) ABN AMRO Bank NV as lenders, (iii) ABN AMRO Bank NV as agent and security trustee in respect of a loan facility of up to $50,000,000 “Extended Employment Contract” means, in respect of a Ship, an Existing Charter (if applicable) and any other time charterparty, contract of affreightment or other contract of employment of such Ship (including the entry of a Ship in any pool) which has a tenor exceeding twelve (12) months (including any options to renew or extend such tenor);

“Fair Market Value” means, in relation to a Ship, its market value determined in accordance with Clause 15.3 (Valuation of Ship);

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph above, the first date from which such payment may become subject to a deduction or withholding required by FATCA;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by or under FATCA;

“FATCA Exempt Party” means a party to a Finance Document that is entitled to receive payments free from any FATCA Deduction;

“Finance Documents” means collectively:

(a)	this Agreement;

(b)	the Agency and Trust Deed;

(c)	the Guarantee;

(d)	the General Assignments;

(e)	the Mortgages;

(f)	the Account Security Deed;

(g)	any Charter Assignment;

(h)	the Manager’s Undertakings;

(i)	the Shares Pledges;

(j)	any Subordinated Debt Security;

(k)	any Subordination Deed;

(l)	the Insurances Assignments;

(m)	any Reference Rate Supplement;

(n)	any Compounding Methodology Supplement; and

(o)

any other document (whether creating a Security Interest or not) which is executed at any time by a Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Creditor Parties under this Agreement or any of the other documents referred to in this definition including, without limitation, any co-assured assignments of Insurances in respect of a Ship and any further undertakings and/or assignments of Insurances in respect of a Ship by any manager or sub manager of a Ship;

(and a “Finance Document” means each or, as the context may require, any of them);

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)

under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)

under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person

“Financial Year” means, each period of 12 months ending on 31 December other than in the case of the first year which may be such shorter period commencing from the date of incorporation of the relevant company or corporation or limited partnership or such other date as the Majority Lenders may agree (such agreement not to be unreasonably withheld);

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to sub-paragraph (ii) of paragraph (a) of clause [                ] (Cost of funds)

“General Assignment” means, in relation to a Ship, a general assignment of its Earnings, Insurances and Requisition Compensation in the Agreed Form (and “General Assignments” means all of them collectively);

“GP Permitted Owners” means (i) Angeliki Frangou, (ii) each of her spouse, siblings, ancestors, descendants (whether by blood, marriage or adoption, and including stepchildren) and the spouses, siblings, ancestors and descendants thereof (whether by blood, marriage or adoption, and including stepchildren) of such natural persons, the beneficiaries, estates and legal representatives of any of the foregoing, the trustee of any bona fide trust of which any of the foregoing, individually or in the aggregate, are the majority in interest beneficiaries or grantors, and any corporation, partnership, limited liability company or other person in which any of the foregoing, individually or in the aggregate, own or control a majority in interest (Angeliki Frangou and/or any one of the foregoing called, a “Person”) and (iii) all Affiliates controlled by a Person;

“Group” means at any relevant time the Guarantor and its Subsidiaries;

“Group Member” means any member of the Group;

“Guarantee” means the guarantee and indemnity to be executed by the Guarantor in favour of the Security Trustee in the Agreed Form;

“Guarantor” means Navios Maritime Partners L.P., a limited partnership formed in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Holding Company” means, in relation to a company or corporation or limited partnership, any other company or corporation or limited partnership in respect of which it is a Subsidiary;

“IACS” means the International Association of Classification Societies;

“IAPPC” means, in relation to a Ship, a valid international air pollution prevention certificate for such Ship issued pursuant to the MARPOL Protocol;

“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;

“Insurances” means, in relation to a Ship:

(a)

all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of that Ship, its Earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Insurances Assignment” means, in respect of each Ship, an assignment of its Insurances executed or to be executed by any co-assured (other than the relevant Owner) and/or a Sub Manager in favour of the Security Trustee in such form as the Security Trustee may require in its sole discretion, and in the plural means all of them;

“Interest Expense” means, for any relevant financial year, the aggregate interest paid or payable by the Group and any member thereof on any Indebtedness during such period;

“Interest Payment” means the aggregate amount of interest that is, or is scheduled to become, payable under any Security Document;

“Interest Period” means a period determined in accordance with Clause 6 (Interest Periods);

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation (as the same may be amended and supplemented from time to time);

“ISSC” means a valid and current international ship security certificate issued under the ISPS Code;

“Latest Accounts” means, as at the date of calculation or, as the case may be, in respect of an accounting period, the annual audited consolidated financial statements of the Guarantor or the quarterly unaudited consolidated financial statements of the Guarantor, in each case, which the Borrowers are obliged to deliver to the Agent pursuant to Clause 11.6 (Provisions of financial statements);

“Lender” means, subject to Clause 26.6 (Lender re-organisation; waiver of Transfer Certificate):

(a)

a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under Clause 26.14 (Change of lending or booking office)) unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution; and

(b)	the holder for the time being of a Transfer Certificate;

“Liquidity” means:

(a)	cash in hand legally and beneficially owned by any Group Member; and

(b)	cash deposits legally and beneficially owned by any Group Member and which are deposited with (A) the Account Bank or (B) any other bank or financial institution,

which in each case is at the free and unrestricted disposal of the relevant Group Member by which it is owned including any funds held with any bank from time to time to satisfy minimum liquidity requirements;

“Loan” means an amount equal to the lesser of (i) $55,000,000 and (ii) 50% of the aggregate Fair Market Values of all Ships which will be subject to a Mortgage on the Drawdown Date, such Fair Market Values determined in accordance with the provisions contained in Schedule 3, Part C and not earlier than 15 days before the Drawdown Date and which is outstanding for the time being;

“Lookback Period” means the number of days specified as such in the Reference Rate Terms;

“Major Casualty” means, in relation to a Ship, any casualty to such Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before the Loan has been made available, Lenders whose Commitments total 66.67 per cent. or more of the Total Commitments; and

(b)	after the Loan has been made available, Lenders whose Contributions total 66.67 per cent. or more of the Loan;

“Management Agreement” means, (a) in respect of Ship A the management agreement dated 7 June 2017 (as amended and/or assigned and/or otherwise up-dated from time to time) made between the Navios Maritime Containers Inc. (on behalf of Borrower A) and the Approved Manager and (b) in respect to Ship B and Ship C a management agreement dated 16 November, 2007 (as amended and/or otherwise up-dated from time to time) made between the Guarantor and the Approved Manager in connection with (inter alia) the Ships, each in such form and substance acceptable to the Agent acting with the authorisation of the Majority Lenders;

“Manager’s Undertaking” means a letter of undertaking in respect of each Ship from the Approved Manager each in the Agreed Form (and “Managers Undertakings” means all of them collectively);

“Margin” means two point two five per cent. (2.25%) per annum (as specified in the Reference Rate Terms);

“Market Disruption Rate” means the rate (if any) specified as such in the Reference Rate Terms;

“MARPOL Protocol” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as amended in 1978 and 1997);

“Maturity Date” means, the earlier of (i) the date falling 60 months after drawdown of the Loan and (ii) 30 April 2027;

“Maximum Loan Amount means the lesser of (a) $55,000,000 and (b) 50% of the aggregate Fair Market Value of the Ships evidenced by the valuations received by the Agent under Clause 9.1 (Documents, fees and no default);

“Minimum Liquidity” means, at any relevant time, the aggregate amounts required under clause 12.7 of this Agreement to be standing to the credit of the Earnings Accounts;

“Mortgage” means, in relation to a Ship, the first preferred mortgage on the Ship under the relevant Approved Flag including, if appropriate, any deed of covenant collateral thereto, in the Agreed Form (and “Mortgages” means all of them collectively);

“Negotiation Period” has the meaning given in Clause 5.10 (Negotiation of alternative rate of interest);

“Net Debt” means, as at the date of calculation or, as the case may be, for any accounting period, the total debt of the Group less cash (which shall have the meaning given thereto under US GAAP meaning both restricted and freely available cash) as at that date or for that period as shown in the Latest Accounts;

“Net Worth” means, at any relevant time, the Total Assets less Total Liabilities;

“Notifying Lender” has the meaning given in Clause 23.1 (Illegality) or 24.1 (Increased Costs) as the context requires;

“Owner” means, in respect of each Ship, the Borrower which is at any relevant time the owner thereof;

“Payment Currency” has the meaning given in Clause 21.4 (Currency indemnity);

“Permitted Owners” means (i) Angeliki Frangou, (ii) each of her spouse, siblings, ancestors, descendants (whether by blood, marriage or adoption, and including stepchildren) and the spouses, siblings, ancestors and descendants thereof (whether by blood, marriage or adoption, and including stepchildren) of such natural persons, the beneficiaries, estates and legal representatives of any of the foregoing, the trustee of any bona fide trust of which any of the foregoing, individually or in the aggregate, are the majority in interest beneficiaries or grantors, and any corporation, partnership, limited liability company or other person in which any of the foregoing, individually or in the aggregate, own or control a majority in interest (Angeliki Frangou and/or any one of the foregoing called, a “Person”), (iii) Navios Maritime Holdings Inc., of the Marshall Islands and (iv) all Affiliates controlled by a Person and/or Navios Maritime Holdings Inc., of the Marshall Islands;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)

liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 60 days overdue (unless the overdue amount is being contested by the relevant Owner in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clauses 14.13(g) (Restrictions on chartering, appointments of managers etc.);

(f)

any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while the relevant Owner is actively prosecuting or defending such proceedings or arbitration in good faith by appropriate steps;

(g)

Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made; and

(h)	any right of pledge and/or set off created pursuant to the general banking conditions (algemene bankvoorwaarden) of ABN AMRO Bank NV;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 (Insurance) or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)

any document which has been or is at any time sent by or to the Agent or the Security Trustee in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)

a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)

a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Reference Banks” means the branch of ABN AMRO Bank N.V. at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands and the London branch of ABN AMRO Bank N.V. or such other banks as may be appointed by the Agent in consultation with the Borrowers;

“Reference Rate Supplement” means a document which:

(a)	is agreed in writing by the Borrowers and the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Banks);

(b)	specifies the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms; and

(c)	has been made available to the Borrowers and each Creditor Party

“Reference Rate Terms” means the terms set out in Schedule 8 (Reference Rate Terms) or in any Reference Rate Supplement;

“Relevant Market” means the market specified as such in the Reference Rate Terms

“Relevant Person” has the meaning given in Clause 19.9 (Relevant Persons);

“Repayment Date” means a date on which a repayment of the Loan is required to be made under Clause 8.1 (Repayment of Loan);

“Reporting Day” means the day (if any) specified as such in the Reference Rate Terms;

“Reporting Time” means the relevant time (if any) specified as such in the Reference Rate Terms

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Restricted Countries” means any country or region subject to Sanctions at the relevant time, as notified from time to time to the Borrowers by the Agent, which, as of the date of this Agreement, are Cuba, Iran, North Korea, Sudan, Syria, the region of Crimea;

“Restricted Person” means a person that is:

(a)	listed on, or owned or controlled by a person listed on any Sanctions List;

(b)

located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide Sanctions;

(c)	located, domiciled, resident or incorporated in a Restricted Country; or

(d)	otherwise a target of Sanctions;

“Retention Account” means an account in the joint names of the Borrowers with the Account Bank designated “Esmeralda/Proteus/Triangle - Retention Account”, which is designated by the Agent as such account for the purposes of this Agreement;

“RFR” means the rate specified as such in the Reference Rate Terms;

“RFR Banking Day” means any day specified as such in the Reference Rate Terms;

“Sanctions” means any economic or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(a)	the United States government;

(b)	the United Nations;

(c)	the European Union or any of its Member States including, without limitation, the Netherlands;

(d)	the United Kingdom;

(e)	any country to which any Security Party or any other member of the Group or any of their Affiliates is bound; or

(f)

the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (“HMT”) (together “Sanctions Authorities” and each, “Sanctions Authority”);

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the “Consolidated List of Financial Sanctions Targets and Investment Ban List” issued by HMT, or any similar list issued or maintained or made public by any of the Sanctions Authorities;

“Secured Liabilities” means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)

any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Borrowers, the Guarantor, the Approved Manager, the Sub Managers, the Shareholder and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers, the Security Parties and the Lenders that:

(a)	all amounts which have become due for payment by the Borrowers or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)

neither any Borrower or any Security Party has any future or contingent liability under Clause 20 (Expenses), 21 (Indemnities) or 22 (No set-off or tax deduction) or any other provision of this Agreement or another Finance Document;

“Security Trustee” means ABN AMRO Bank N.V., duly incorporated under the laws of Netherlands, having its registered office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands (or of such other address as may last have been notified to the Borrowers) or any successor of it appointed under clause 5 (Appointment of a new Servicing Bank) of the Agency and Trust Deed;

“Reporting Time” means the relevant time (if any) specified as such in the Reference Rate Terms;

“RFR” means the rate specified as such in the Reference Rate Terms;

“RFR Banking Day” means any day specified as such in the Reference Rate Terms;

“Shareholders” means in respect of (i) Borrower B and Borrower C, Navios Maritime Operating L.L.C., a Marshall Islands limited liability corporation and (ii) Borrower A, Boheme Navigation Company, a Marshall Islands corporation, both incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Shares Pledge” means, in relation to each Borrower, a deed creating security in respect of the issued share capital of that Borrower executed or to be executed by the relevant Shareholder in favour of the Security Trustee in the Agreed Form and “Shares Pledges” means all of them;

“Ships” means each of the ships described in Schedule 6 (Ship details) and “Ship” means any of them;

“SMC” means a safety management certificate issued in respect of a Ship in accordance with Rule 13 of the ISM Code;

“Subordinated Creditor” means any member of the Group who becomes a Subordinated Creditor in accordance with this Agreement.

“Subordinated Debt Security” means a Security over Subordinated Liabilities entered into or to be entered into by a Subordinated Creditor in favour of the Security Trustee in an agreed form.

“Subordinated Liabilities” means all indebtedness owed or expressed to be owed by a Borrower or the Guarantor to a Subordinated Creditor whether under the Subordinated Finance Documents or otherwise.

“Subordination Deed” means a subordination deed entered into or to be entered into by, inter alia, each Subordinated Creditor and the Agent in agreed form;

“Subsidiary” has the meaning given in Clause 1.4 (Meaning of “Subsidiary”);

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of such Ship;

(b)

requisition for title or other compulsory acquisition including, if that ship is not released therefrom within the Relevant Period, capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation howsoever for any reason (but excluding requisition for use or hire) by or on behalf of any government entity or other competent authority or by pirates, hijackers, terrorists or similar persons; “Relevant Period” means for the purposes of this definition either (i) ninety (90) days or, (ii) if relevant underwriters confirm in writing (in terms satisfactory to the Agent) prior to the end of such ninety (90) day period that such capture, seizure, detention or confiscation will be fully covered (subject to any applicable deductible) by the relevant Owner’s war risks insurance if continuing for a further period exceeding ten (10) calendar months, the shorter of twelve (12) months and such period at the end of which cover is confirmed to attach; and

(c)	any arrest, capture, seizure or detention of such Ship (including any hijacking or theft) unless it is within 90 days redelivered to the full control of the Owner owning such Ship;

“Total Assets” means, as at the date of calculation or, as the case may be, for any accounting period, the total assets (based on book values) (which shall have the meaning given thereto under US GAAP) of the Guarantor as at that date or for that period as shown in the Latest Accounts.

“Total Liabilities” means, as at the date of calculation or, as the case may be, for any accounting period, the total liabilities (which shall have the meaning given thereto under US GAAP) of the Guarantor as at that date or for that period as shown in the Latest Accounts;

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of such Ship, the date on which it occurred or, if that is unknown, the date when such Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of such Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning such Ship with such Ship’s insurers in which the insurers agree to treat such Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Transfer Certificate” has the meaning given in Clause 26.2 (Transfer by a Lender); and

“Trust Property” has the meaning given in clause 3.1 (Definition of “Trust Property”) of the Agency and Trust Deed; and

“US GAAP” means the generally accepted accounting principles applied from time to time in the United States of America.

Words and expressions defined in Schedule 6 (Ship Details) when used in this Agreement shall have the meanings given to them in Schedule 6 (Ship Details) as if the same were set out in full in this clause 1.1 (Definitions).

1.2	Construction of certain terms. In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with the appointment of an administrator;

“approved” means, for the purposes of Clause 13 (Insurance), approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

a Potential Event of Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived;

“document” includes a deed; also a letter or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, out-of-pocket expenses, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3 (Meaning of “month”);

“obligatory insurances” means, in relation to a Ship, all insurances effected or which the relevant Owner is obliged to effect in respect of each Ship, under Clause 13 (Insurance) or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4 (Meaning of “Subsidiary”);

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (01/11/02 or 01/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/1995 or 1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any government entity, central bank or any self-regulatory or other supra-national authority (including, without limitation any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any government entity, central bank or any self-regulatory or other supra-national authority (including, without limitation, any regulation implementing or complying with (1) the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement (“Basel II”) and/or (2) Basel III and/or (3) Basel IV and/or (4) any other law or regulation which, at any time and from time to time, implements and/or amends and/or supplements and/or re-enacts and/or supersedes, whether in whole or in part, Basel II and/or Basel III and/or Basel IV (including CRD IV and CRR), and whether such implementation, application or compliance is by any government entity, a lender or any company affiliated to it);

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02) or clause 24 of the Institute Time Clauses (Hulls) (1/11/1995) or clause 23 of the Institute Time Clause (Hulls) (1/10/83).

1.3

Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)

on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)

on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4

Meaning of “Subsidiary”. “Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity.

1.5

Cost of funds. references to a Lender’s “cost of funds” in relation to its participation in the Loan or any part of the Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in the Loan or that part of the Loan for a period equal in length to the Interest Period of the Loan or that part of the Loan.

1.6	reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(a)	any replacement page of that information service which displays that rate; and

(b)

the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Borrowers;

1.7	reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate;

1.8	any Reference Rate Supplement overrides anything in:

(i)	Schedule 8 (Reference Rate Terms); or

(ii)	any earlier Reference Rate Supplement;

1.9	a Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i)	Schedule 9 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 8 (Cumulative Compounded RFR Rate), as the case may be; or

(ii)	any earlier Compounding Methodology Supplement.

1.10	General Interpretation. In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.11	Headings.

In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

1.12	Bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

In this clause:

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers;

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)

in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	in relation to the United Kingdom, the UK Bail-In Legislation;

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Party” means a party to this Agreement.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings); and

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation other than UK Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers;

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)

in relation to any UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

(iii)	any similar or analogous powers under that UK Bail-In Legislation.

2	FACILITY

2.1

Amount of facility. Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrowers as joint and several borrowers a loan facility in an amount not exceeding the lesser of (i) $55,000,000 and (ii) 50% of the aggregate of the Fair Market Value, determined in accordance with the provisions contained in Schedule 3, Part B and not earlier than 15 days before the Drawdown Date, of the Ships, to be applied to refinance the Existing Indebtedness.

2.2

Lenders’ participations in the Loan. Subject to the other provisions of this Agreement, each Lender shall participate in the Loan in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of the Loan. The Borrowers undertake with each Creditor Party to use the Loan only for the purpose stated in the preamble to this Agreement.

3	POSITION OF THE LENDERS

3.1	Interests several. The rights of the Lenders under this Agreement are several.

3.2

Individual right of action. Each Lender shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement without joining the Agent, the Security Trustee or any other Lender as additional parties in the proceedings.

3.3

Proceedings requiring Majority Lender consent. Except as provided in Clause 3.2 (Individual right of action), no Lender may commence proceedings against any Borrower or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.

3.4	Obligations several. The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	any Borrower, any Security Party, any other Lender being discharged (in whole or in part) from its obligations under any Finance Document;

and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

4	DRAWDOWN

4.1

Request for the Loan. Subject to the following conditions, the Borrowers may request the Loan to be made available by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Rotterdam time) 3 Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 (Request for the Loan) are that:

(a)	the Drawdown Date has to be a Business Day during the Availability Period;

(b)	the amount of the Loan shall not exceed the amount set out in Clause 2.1 (Amount of facility); and

(c)	all applicable conditions precedent set out in Clause 9.1 (Documents, fees and no default) shall have been fulfilled.

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Loan and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Loan; and

(c)	the duration of the Interest Period.

4.4

Drawdown Notice irrevocable. A Drawdown Notice must be signed by a director or an authorised signatory of each Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5

Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent the amount due from that Lender under Clause 2.2 (Lender’s participation in the Loan).

4.6

Disbursement of the Loan. Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrowers the amounts which the Agent receives from the Lenders under Clause 4.3 above; and that payment to the Borrowers shall be made:

(a)	to the account which the Borrowers specify in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7

Disbursement of the Loan to third party. A payment by the Agent under Clause 4.6 (Disbursement of the Loan) above shall constitute the making available of the Loan and the Borrowers shall thereupon become indebted, as principal and direct obligors, to each Lender in an amount equal to that Lender’s Contribution.

4.8	Use of proceeds

(a)	The Creditor Parties shall have no responsibility for the Borrowers’ use of the proceeds of the Loan.

(b)

The Borrowers shall not, and shall procure that no Security Party or other Group Member or any affiliate of any of them shall, permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Loan or other transactions contemplated by this Agreement to fund or facilitate trade, business or other activities: (i) involving or for the benefit of any Restricted Person; or (ii) in any other manner that could result in any Borrower, any other Security Party or a Creditor Party being in breach of any Sanctions or becoming a Restricted Person.

4.9

Cancellation. If any part of the Commitment has not been drawn down under this Agreement at the end of the Availability Period, such undrawn portion shall, on the day following the last day of the applicable Availability Period, be permanently and irrevocably cancelled; it is hereby agreed that any undrawn portion of any part of the Total Commitments at the end of the Availability Period shall, on the day following the last day of the Availability Period, be permanently and irrevocably cancelled.

5	INTEREST

5.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan shall be paid by the Borrowers on the last day of each Interest Period.

5.2

Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of (a) the Margin and (b) the Daily Non-Cumulative Compounded RFR Rate for that day.

5.3

Payment of accrued interest. In the case of an Interest Period of longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4

RFR Banking Day. If any day during an Interest Period for the Loan or any part of the Loan is not an RFR Banking Day, the rate of interest on the Loan or that part of the Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

5.5	Notifications

(a)	The Agent shall promptly upon an Interest Payment being determinable, notify:

(i)	the Borrowers of that Interest Payment;

(ii)	each Lender of the proportion of that Interest Payment which relates to that Lender’s participation in the Loan or the relevant part of the Loan; and

(iii)	the Lenders and the Borrowers of:

(A)	each applicable rate of interest relating to the determination of that Interest Payment; and

(B)	to the extent it is then determinable, the Market Disruption Rate (if any) relating to the Loan or the relevant part of the Loan.

This clause 5.5(a) shall not apply to any Interest Payment determined pursuant to clause 5.8 (Cost of funds).

(b)	The Agent shall promptly notify the Borrowers of each Funding Rate relating to the Loan or any part of the Loan.

(c)	The Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest relating to the Loan or any part of the Loan to which clause 3.6.3 (Cost of funds) applies.

(d)	This clause 5.5 shall not require the Agent to make any notification to any Party on a day which is not a Banking Day.

5.6	Changes to calculation of Interest

5.6.1	Interest calculation if no RFR or Central Bank Rate

If:

(i)

there is no RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for the Loan or any part of the Loan; and

(ii)	“Cost of funds will apply as a fallback” is specified in the Reference Rate Terms,

Clause 5.7 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for that Interest Period.

5.6.2	Market disruption

If:

(i)	a Market Disruption Rate is specified in the Reference Rate Terms; and

(ii)

before the Reporting Time for the Loan or any part of the Loan, the Agent receives notifications from a Bank or Banks (whose participations in the Loan or the relevant part of the Loan exceed 50 per cent. of the Loan or relevant part of the Loan as appropriate)~~,~~ that its cost of funds relating to its participation in the Loan or that part of the Loan would be in excess of that Market Disruption Rate, then clause 5.7 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

5.7	Cost of funds

(a)

If this Clause 5.7 (Cost of funds) applies to the Loan or part of the Loan for an Interest Period, clause 3.1 (Normal rate of interest) shall not apply to the Loan or that part of the Loan for that Interest Period and the rate of interest on each Lender’s share of the Loan or that part of the Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event by the Reporting Time for the Loan or that part of the Loan to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in the Loan or that part of the Loan;

(b)

If this clause 5.7 (Cost of funds) applies and the Agent or the Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	If paragraph (e) below does not apply and any rate notified to the Agent under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.

(d)	If this clause 5.7 (Cost of funds) applies pursuant to clause 5.6 (Market disruption) and:

(i)	a Lender’s Funding Rate is less than the relevant Market Disruption Rate; or

(ii)	a Lender does not supply a quotation notify a rate to the Agent by the time specified in sub-paragraph (ii) of paragraph (a) above,

the cost to that Lender’s cost of funds relating to its participation in the Loan or the relevant part of the Loan for that Interest Period shall be deemed, for the purposes of sub-paragraph (ii) of paragraph (a) above, to be the Market Disruption Rate for the Loan or that part of the Loan.

(e)

If this clause 5.7 applies but any Lender does not supply a quotation by the time specified in sub-paragraph (ii) of paragraph (a) above, the rate of interest shall be calculated on the basis of the quotations of rates notified by the remaining Banks.

(f)	If this clause 5.7 applies, the Agent shall, as soon as is practicable, notify the Borrowers.

5.8	Break Costs

(a)

If an amount is specified as Break Costs in the Reference Rate Terms, the Borrowers shall, within three Banking Days of demand by a Creditor Party, pay to that Creditor Party its Break Costs (if any) attributable to all or any part of the Loan being paid by the Borrowers on a day before the last day of an Interest Period for the Loan, the relevant part of the Loan.

(b)

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.

6	INTEREST PERIODS

6.1

Interest Periods. The first Interest Period applicable to the Loan shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period and each Interest Period shall be any period specified in the Reference Rate Terms provided that in respect of an amount due to be repaid under Clause 8.1 (Repayment of Loan) on a particular Repayment Date, an Interest Period relating to the Loan shall end on that Repayment Date.

6.2

Subsequent Interest Periods. Every Interest Period shall be of the duration required by, or specified by the Borrowers pursuant to, clause 6.1 but so that the first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the last day of the previous Interest Period, provided that no Interest Period shall be longer than six Months.

6.3

Failure to specify Interest Period. If the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall have the duration ~~of~~ specified in the Reference Rate Terms.

7	DEFAULT INTEREST

7.1

Payment of default interest on overdue amounts. The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrowers under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4 (Acceleration of liabilities), the date on which it became immediately due and payable.

7.2

Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b) (Calculation of default rate of interest).

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 (Default rate of interest) above are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);

(b)	the rate which would have been payable if the overdue sum had, during the period of non-payment, constituted part of the Loan in the currency of the overdue sum for successive Interest Periods.

7.4

Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrowers of each interest rate determined by the Agent under Clause 7.3 (Calculation of default rate of interest) above and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Agent’s notification.

7.5

Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7	Changes of Reference Rates.

(a)	If an RFR Rate Replacement Event has occurred, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference rate in place of the RFR; and

(ii)	any or all of the following:

(A)	aligning any provision of any Security Document to the use of that Replacement Reference Rate;

(B)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrowers.

(b)

An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on the Loan or any part of the Loan under this Agreement to any recommendation of a Relevant Nominating Body which:

(i)	relates to the use of the RFR on a compounded basis in the international or any relevant domestic syndicated loan markets; and

(ii)	is issued on or after the date of this Agreement,

may be made with the consent of the Agent (acting on the instructions of the Majority Banks) and the Borrowers).

(c)

If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above or (b) above within ten Banking Days (or such longer time period in relation to any request which the Borrowers and the Agent may agree) of that request being made:

(i)

its Commitment (or its participation in the Loan (as the case may be)) shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan (as applicable) when ascertaining whether any relevant percentage of Total Commitments or the aggregate of participations in the Loan (as applicable) has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(d)	In this clause 7.7 (Changes to reference rates):

“RFR Replacement Event” means:

(i)	the methodology, formula or other means of determining the RFR has , in the opinion of the Majority Banks, and the Borrowers materially changed;

(ii)

(A)

(aa)	the administrator of the RFR or its supervisor publicly announces that such administrator is insolvent; or

(bb)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the RFR is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the RFR;

(B)

the administrator of the RFR publicly announces that it has ceased or will cease, to provide the RFR permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the RFR;

(C)	the supervisor of the administrator of the RFR publicly announces that the RFR has been or will be permanently or indefinitely discontinued; or

(D)	the administrator of the RFR or its supervisor announces that the RFR may no longer be used; or

(iii)	the administrator of the RFR determines that the RFR should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(A)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Banks and the Borrowers) temporary; or

(B)	the RFR is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the “RFR Contingency Period” in the Reference Rate Terms; or

(iv)	in the opinion of the Majority Lenders and the Borrowers, the RFR is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for the RFR by:

(i)	the administrator of the RFR (provided that the market or economic reality that such reference rate measures is the same as that measured by the RFR); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under sub-paragraph (ii) above;

(b)

in the opinion of the Majority Banks and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to the RFR; or

(c)	in the opinion of the Majority Banks and the Borrowers, an appropriate successor or alternative to the RFR.

8	REPAYMENT AND PREPAYMENT

8.1	Repayment of Loan. The Borrowers shall repay the Loan by:

(a)	twenty (20) consecutive quarterly instalments, each in an amount equal to $1,700,000; and

(b)	a balloon instalment in an amount of $21,000,000.

8.2	Repayment Dates. The first instalment shall be repaid on the date falling three (3) months after the Drawdown Date and the balloon instalment shall be repaid on the Maturity Date.

8.3

Final Repayment Date. On the final Repayment Date, the Borrowers shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment. Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan on the last day of an Interest Period.

8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be in an amount of $500,000 or a higher integral multiple of $500,000;

(b)	the Agent has received from the Borrowers at least 10 Business Days’ prior written notice specifying the date on which the prepayment is to be made;

(c)

the Borrowers have provided evidence satisfactory to the Agent that any consent required by any Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrowers or any Security Party has been complied with; and

(d)

the amount of the instalment by which the Loan shall be prepaid, including the balloon instalment, under Clause 8.1(Repayment of Loan) on any such scheduled repayment dates (as reduced by any earlier operation of this Clause 8.5, Clause 8.13 (Conditions of cancellation of Commitments) and Clause 8.16 (Adjustments of scheduled repayments)) shall be reduced in inverse order of maturity, in order of maturity or pro rata at the Borrowers’ option.

8.6

Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

8.7

Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.5(c) (Conditions for voluntary prepayment).

8.8	Mandatory prepayment. The Borrowers shall be obliged to prepay the portion of the Loan specified in Clause 8.9 (Amounts of mandatory prepayments):

(a)

if a Ship is sold or refinanced by any bank or financial institution, on or before the date on which the sale is completed by delivery of such Ship to the relevant buyer or the funds under the refinancing arrangement are drawn down respectively; or

(b)

if, after delivery (if applicable), a Ship becomes a Total Loss, on the earlier of the date falling 120 days (or such longer period as the Agent, acting on the instructions of the Majority Lenders, may agree (such consent not to be unreasonably withheld)) after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

8.9	Amounts of mandatory prepayments. The amount of the Loan to be prepaid in the circumstances contemplated in Clause 8.8 (Mandatory prepayment) above is the greatest of:

(a)

the amount of the sale or Total Loss proceeds payable in respect of such sale or Total Loss or the amount which is being prepaid due to the refinancing of any part of the Loan by any bank or financial institution;

(b)

an amount that, if the ratio set out in Clause 15.1 (Minimum required security cover) were applied immediately following the making of such prepayment, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(c)

an amount so that if the ratio of (i) the aggregate of the Fair Market Value (determined as provided in Clause 15.3 (Valuation of a Ship)) of the Ships plus the net realisable value of any additional security previously provided under Clause 15 (Security cover) to (ii) the Loan is the same after such prepayment is made as it was before such prepayment is made

8.10	Mandatory prepayment – Loan. The Borrowers shall be obliged to prepay the whole Loan, and any undrawn part of the Total Commitment shall be cancelled upon:

(a)	the circumstances referred to in Clause 23 (Illegality etc) arising, and in accordance with that Clause; or

(b)	there occurs any Change of Control.

8.11

Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 (Indemnities) or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period applicable thereto, together with any sums payable under Clause 21.1(c) (Indemnities) but without premium or penalty.

8.12	Voluntary cancellation of Commitments. Subject to the following conditions, the Borrowers may cancel the whole or any part of the Total Commitment.

8.13	Conditions for cancellation of Commitments. The conditions referred to in Clause 8.12 (Voluntary cancellation of Commitments) above are that:

(a)	a partial cancellation shall be $500,000 or a higher integral multiple of $500,000;

(b)

the Agent has received from the Borrowers at least 10 Business Days’ prior written notice specifying the amount of the Total Commitments to be cancelled and the date on which the cancellation is to take effect; and

(c)

the amount of the instalment by which the Loan shall be repaid, including the balloon instalment, under Clause 8.1 (Repayment of Loan) on any such scheduled repayment dates (as reduced by any earlier operation of this Clause 8.12, Clause 8.4 (Conditions for voluntary prepayment) and Clause 8.15 (Adjustments of scheduled repayments)) shall be reduced in inverse order of maturity, in order of maturity or pro rata at the Borrowers’ option.

8.14

Effect of notice of cancellation. The service of a cancellation notice given under Clause 8.13(b) (Conditions for cancellation of Commitments) shall cause the amount of the Total Commitments specified in the notice to be permanently cancelled, following which the Commitment of each Lender shall be reduced pro rata.

8.15	No re-borrowing. No amount prepaid or cancelled under Clauses 8.4 (Voluntary prepayment), 8.8 (Mandatory prepayment) and 8.12 (Voluntary cancellation of Commitments) may be re-borrowed.

8.16

Adjustment of scheduled repayments. If the Total Commitment has been partially reduced or cancelled under this Agreement and/or any part of the Loan is prepaid (other than under Clause 8.1 (Repayment of Loan), Clause 8.4 (Voluntary prepayment) and Clause 8.12 (Voluntary cancellation of Commitments)) before any scheduled repayment date and/or the aggregate amount advanced to the Borrowers is less than the Maximum Loan Amount, the amount of the instalment by which the Loan shall be repaid, including the balloon instalment, under Clause 8.1 (Repayment of Loan) on any such scheduled repayment dates (as reduced by any earlier operation of this Clause 8.16) shall be reduced pro rata unless the Agent agrees otherwise in writing.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender’s obligation to contribute to the Loan is subject to the following conditions precedent:

(a)	that on or before the date of service of the Drawdown Notice, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(b)

that, on or before the Drawdown Date, but prior to the making available of the Loan, the Agent receives the documents described in Part B of Schedule 3 in form and substance satisfactory to it and its lawyers;

(c)	that, on or before the Drawdown Date, the Agent receives any fees and expenses that are due and payable under Clause 20 (Expenses);

(d)	that both at the date of the Drawdown Notice and at the Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Loan;

(ii)

the representations and warranties in Clause 10 (Representations and Warranties) and those of the Borrowers or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.7 (Market disruption) has occurred and is continuing;

(e)

that, if the ratio set out in Clause 15.1 (Minimum required security cover) were applied immediately following the advance of the Loan, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)

that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrowers prior to the Drawdown Date

9.2

Waiver of conditions precedent. If the Majority Lenders, at their discretion, permit the Loan to be borrowed before certain of the conditions referred to in Clause 9.1 (Documents, fees and no default) are satisfied, the Borrowers undertake to ensure that such conditions are satisfied within such period and on such terms as the Agent may specify in writing.

9.3

Conditions Subsequent. The Borrowers undertake to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, the Drawdown Date the additional documents and other evidence listed in Part D (Conditions Subsequent) of Schedule 3.

10	REPRESENTATIONS AND WARRANTIES

10.1	General. The Borrowers jointly and severally represent and warrant to each Creditor Party as follows.

10.2	Status.

(a)	each Borrower is duly incorporated and validly existing under the laws of the Republic of Marshall Islands; and

(b)	the Guarantor is duly formed and validly existing under the laws of the Republic of the Marshall Islands as a limited partnership.

10.3

Share capital and ownership. The legal title and ownership of all the issued shares in each Borrower is held by the relevant Shareholder and the ultimate beneficial ownership of all the issued shares in each Borrower is held by the Guarantor, free of any Security Interest or other claim other than any Permitted Security Interests.

10.4	Corporate power. Each Borrower and each Security Party has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Finance Documents to which a Borrower and/or the relevant Security Party is a party; and

(b)	in the case of each Borrower, to make all the payments contemplated by, and to comply with, the Finance Documents to which it is a party.

10.5	Consents in force. All the consents referred to in Clause 10.4 (Corporate power) above remain in force and nothing has occurred which makes any of them liable to revocation.

10.6

Legal validity; effective Security Interests. The Finance Documents to which a Borrower or a Security Party is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute that Borrower’s or that Security Party’s legal, valid and binding obligations enforceable against that Borrower or that Security Party in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6 (Legal validity; effective Security Interests), at the time of the execution and delivery of each Finance Document:

(a)

the relevant Borrower or the relevant Security Party which is party to that Finance Document will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)

no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8

No conflicts. The execution by each Borrower and each Security Party of each Finance Document to which it is a party and (in the case of the Borrowers, the Approved Manager and the Sub Managers) the relevant Management Agreements, and the borrowing by the Borrowers of the Loan and each Security Party’s compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of any Borrower or any Security Party; or

(c)	any contractual or other obligation or restriction which is binding on any Borrower or any of the assets of any Borrower and the Security Parties.

10.9

No withholding taxes. All payments which any Borrower or any Security Party is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

10.11

Information. All information which has been provided in writing by or on behalf of any Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5 (Information provided to be accurate); all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7 (Form of financial statements); and there has been no material adverse change in the financial position or state of affairs of any Borrower or any Security Party from that disclosed in the latest of those accounts.

10.12

No litigation. No legal or administrative action involving any Borrower or any Security Party (including action relating to any alleged or actual breach of the ISM Code, the ISPS Code or the MARPOL Protocol) has been commenced or taken or, to the Borrowers’ knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on that Borrower’s or that Security Party’s financial position or profitability.

10.13

Validity and completeness of documents. Each relevant Management Agreement constitutes valid, binding and enforceable obligations of the relevant Borrower, the Approved Manager and the Sub Managers in accordance with its terms and:

(a)	the copy of each Management Agreement delivered to the Agent before the date of this Agreement is a true and complete copy; and

(b)

no amendments or additions to any Management Agreement have been agreed nor has the relevant Borrower, Approved Manager or Sub Manager waived any of their respective rights under any of the Management Agreements.

10.14

Compliance with certain undertakings. At the date of this Agreement, each Borrower and each of the Security Parties are in compliance with Clauses 11.2 (Title; negative pledge), 11.4 (No other liabilities or obligations to be incurred), 11.5 (Information provided to be accurate), 11.9 (Consents), 11.13 (Principal place of business), 11.14 (Confirmation of no default) and 11.15 (Notification of Default).

10.15	Taxes paid. Each Borrower and each Security Party have paid all taxes applicable to, or imposed on or in relation to that Borrower, that Security Party, its business or the Ships.

10.16

Compliance. All requirements of the ISM Code, the ISPS Code and the MARPOL Protocol as they relate to a Borrower, the Approved Manager, the Sub Managers and each other Security Party and the Ships have been complied with.

10.17

No money laundering. Without prejudice to the generality of Clause 2.2 (Purpose of the Loan), in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which a Borrower is a party, each Borrower confirms (i) that it is acting for its own account, (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement and (iii) that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive 2015/849/EC of the Council of the European Communities).

10.18	No immunity. No Borrower or Security Party benefits from any immunity from suit.

10.19

Disclosure of material facts. No Borrower is aware of any material facts or circumstances which have not already been disclosed to the Agent and which might, if disclosed to the Agent, adversely affect the decision of the Lenders to make the Loan available to the Borrowers.

10.20

Pari Passu. The obligations of each Borrower under the Finance Documents to which it is a party rank at least pari passu with all other unsecured indebtedness of that Borrower, other than indebtedness mandatorily preferred by law.

10.21

Governing law and enforcement. The choice of law as the governing law of any Finance Document will be recognised and enforced in the jurisdiction of incorporation of each Borrower and each relevant Security Party, and any judgment obtained in England in relation to any such Finance Document will be recognised and enforced in the jurisdiction of incorporation of the relevant Borrower and the relevant Security Party.

10.22

No filing or stamp tax. Under the laws of all Pertinent Jurisdiction relating to the relevant Borrower and each relevant Security Party it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction (save for the Mortgages which are to be recorded in accordance with the requirements of the relevant Approved Flag State registry) or that any stamp, registration or similar tax be paid on or in relation the Finance Documents or the transactions contemplated by the Finance Documents.

10.23

Sanctions. No Security Party nor other Group Member nor any director, officer, agent, employee of any Security Party or other Group Member or any person acting on behalf of any Security Party or other Group Member, is a Restricted Person nor acts directly or indirectly on behalf of a Restricted Person.

10.24

Repetition. Each representation and warranty in this Clause 10 (Representations and Warranties) (other than this Clause 10.24) is deemed to be repeated by the Borrowers by reference to the facts and circumstances then existing on each date during the Security Period.

11	GENERAL UNDERTAKINGS

11.1

General. Each Borrower undertakes with each Creditor Party to comply and shall procure that the Guarantor shall also comply (as applicable), with the following provisions of this Clause 11 at all times during the Security Period, except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge. Each Borrower shall:

(a)

hold the legal title to and the entire beneficial interest in the Ship owned by it, such Ship’s Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests;

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any asset which is the subject matter of a Finance Document or over any of its shares;

(c)	not create or permit to arise, any Security Interest (except for Permitted Security Interests) over any other asset, present or future; and

(d)

procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets. No Borrower shall transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its respective assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

but paragraph (a) does not apply to any charter of a Ship to which Clause 14.3 (Repair and classification) applies.

11.4	No other liabilities or obligations to be incurred. No Borrower shall incur any liability or obligation except liabilities and obligations:

(a)	under the Finance Documents to which it is a party;

(b)	reasonably incurred in the ordinary course of a Borrower’s business of owning, operating, managing and/or chartering of ships and other ship-related business; and

(c)	incurred in relation to or in connection with, the financing of ships owned or to be acquired by, members of the Group.

11.5

Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrowers under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements. The Borrowers will provide the Agent or shall procure that the Agent is provided with:

(a)

as soon as possible, but in no event later than 180 days after the end of each Financial Year, annual audited (prepared in accordance with US GAAP by a firm of accountants acceptable to the Agent) consolidated balance sheet and profit and loss accounts of the Guarantor (commencing with the Financial Year ending 31 December 2022), together with updated details (in a form acceptable to the Agent) of all off-balance sheet and time-charter hire commitments of each of the Ships and any other ship from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Group Member;

(b)

as soon as possible, but in no event later than 90 days after the end of each three month accounting period, commencing with the first financial quarter ending 30 June 2022, the Guarantor’s unaudited consolidated balance sheet and profit and loss accounts for that 3 month period certified as to their correctness by its chief financial officer; and

(c)

such further financial information about the Borrowers, the Guarantor, the Ships (including, but not limited to, present and future revenues, charter arrangements, Financial Indebtedness, employment details, operating expenses and projected capital expenditure) as the Agent may require.

11.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.6 (Provision of financial statements) above will:

(a)	be prepared in accordance with all applicable laws and US GAAP;

(b)	fairly represent the state of affairs of the Group at the date of those financial statements and of its profit for the period to which those financial statements relate; and

(c)	fully disclose or provide for all significant liabilities of the Group.

11.8

Shareholder notices. The Borrowers shall procure that the Guarantor will send to the Agent, at the same time as they are despatched, copies of all material communications which are despatched to the Guarantor’s shareholders or any class of them related to matters which could be considered material in the context of this Agreement and the other Finance Documents, unless publicly announced or filed with a securities exchange.

11.9

Consents. The Borrowers will, and shall procure that each Security Party will, maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for the Borrowers and each Security Party to perform its obligations under any Finance Document to which it is a party;

(b)	for the Approved Manager and each Sub Manager to perform its obligations under the relevant Management Agreements;

(c)	for the validity or enforceability of any Finance Document to which it is a party;

(d)	for each Borrower, register under the relevant Approved Flag, own and operate the Ship to be owned by it; and

(e)	for the Guarantor, the Approved Manager and each Sub Manager each to perform its obligations under the relevant Management Agreement,

and each Borrower will, and shall procure that the Security Parties shall, comply with the terms of all such consents.

11.10	Maintenance of Security Interests. The Borrowers will:

(a)	at their own cost, do all that it reasonably can to ensure that each Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)

without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document and give any notice or take any other step which to the best of its knowledge is or has become, or which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which any Finance Document creates.

11.11	Notification of litigation. The Borrowers will provide the Agent with details of any legal or administrative action involving a Borrower, the Guarantor, the Approved Manager, a Sub

Manager and any other Security Party (to the best of its knowledge), any Ship, any Management Agreement, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrowers that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12

Amendments to Management Agreements. The Borrowers will ensure that neither the relevant Owner nor the Guarantor or the Approved Manager or a Sub Manager will, without the prior written consent of the Agent acting on the instructions of the Majority Lenders (such consent not to be unreasonably withheld), agree to any material amendment or supplement to, or waive any breach in relation to, the Management Agreements.

11.13

Principal place of business. Each Borrower will maintain its place of business, and keep its corporate documents and records at the address stated in the definitions to this Agreement; and it will not establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than the Republic of Marshall Islands.

11.14

Confirmation of no default. The Borrowers will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by a duly authorised director of the Guarantor and which states that no Event of Default or Potential Event of Default has occurred.

The Agent may serve requests under this Clause 11.14 from time to time but only if asked to do so by a Lender or Lenders having Commitments exceeding 10 per cent of the Total Commitments; and this Clause 11.14 does not affect the Borrowers’ obligations under Clause 11.15 (Notification of default).

11.15

Notification of default. The Borrowers will notify the Agent as soon as it becomes aware of the occurrence of an Event of Default or a Potential Event of Default and will keep the Agent fully up-to-date with all developments.

11.16	Provision of further information. The Borrowers will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to it, the Security Parties, the Ships, the Earnings or the Insurances; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document or a Management Agreement;

which may be requested by the Agent, the Security Trustee or any Lender at any time.

11.17

Provision of copies and translation of documents. The Borrowers will supply the Agent with a sufficient number of copies of the documents referred to above to provide a copy for each Creditor Party and, if the Agent so requires in respect of any of those documents, it will provide a certified English translation prepared by a translator approved by the Agent.

11.18

Sanctions. Promptly upon becoming aware of them, provide to the Agent the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions by any Sanctions Authority against a Security Party, any of the direct or indirect owners of a Security Party, any Affiliate of a Security Party, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose the same.

11.19

Money laundering. Promptly upon the Agent’s request, the Borrowers will supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent in order for each Creditor Party to carry out and be satisfied with the results of all necessary “know your client” or other checks which it is required to carry out in relation to the transactions contemplated by the Finance Documents and to the identity of any parties to the Finance Documents (other than Creditor Parties) and their directors and officers.

11.20	“Know your customer” checks. If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of a Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement; or

(d)	any anti-money laundering or anti-terrorism financing laws and regulations applicable to the Agent or any Lender obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any new prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.21	Class records

The Borrowers shall arrange for the Agent to have access electronically to the class records of each Ship by either (i) arranging for the relevant classification society to give the Agent direct access to such class records or (ii) designating the Agent as a user or administrator of the Borrowers’ electronic accounts with the relevant classification society.

11.22	Insurance opinion

The Borrowers shall provide the Agent on request, at the Borrowers’ cost, with an opinion from insurance consultants on the insurances effected or to be effected in respect of each Ship, confirming that each Ship is insured on terms approved by the Agent or, if such insurance opinion has been obtained by the Agent, shall reimburse the Agent for the cost of such opinion.

11.23	Sanctions

The Borrowers shall:

(a)

not be, and shall procure that each other Group Member and each Affiliate of any of them and any director, officer, agent, employee or person acting on behalf of the foregoing is not, a Restricted Person and does not act directly or indirectly on behalf of a Restricted Person;

(b)

not, and shall procure that no other Group Member or any Affiliate of any of them shall, use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Creditor Parties;

(c)

procure that no proceeds from any activity or dealing with a Restricted Person are credited to any bank account held with any Creditor Party in its name or in the name of any other member of the Group or any Affiliate of any of them;

(d)

and shall procure that each other Group Member and any Affiliate of any of them will, to the extent permitted by law, promptly upon becoming aware of them, supply to the Creditor Parties details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority; and

(e)

not, and shall procure that no other member of the Group or any Affiliate of any of them will, directly or indirectly, make available any proceeds of the Loan to fund or facilitate trade, business or other activities (i) involving or for the benefit of any Restricted Person or (ii) in any other manner that could result in either a Borrower or a Creditor Party being in breach of any Sanctions or becoming a Restricted Person, or permit or authorise any other person to do either of (i) or (ii) above.

11.24	Anti-bribery

The Borrowers shall ensure that neither they nor any of their respective Affiliates, officers, directors, employees or agents acting on its behalf will offer, give, insist on, receive or solicit any illegal payment or improper advantage to influence the action of any person in connection with any of its business.

11.25	Subordination of claims

The Borrowers shall procure that all claims of any Subordinated Creditor against the any Borrower or the Guarantor are fully subordinated by such Subordinated Creditor to the rights of the Creditor Parties under the Finance Documents on terms of a Subordination Deed.

11.26	Money Laundering

The Borrowers shall:

(a)

provide the Agent with information, certificates and any documents required by the Agent to ensure compliance with any law, official requirement or other regulatory measure or procedure implemented to combat money laundering; and

(b)

notify the Agent as soon as it becomes aware of any matters evidencing that a breach of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering may or is about to occur or that the person(s) who have or will receive the commercial benefit of this Agreement have changed after the date of this Agreement.

12	CORPORATE UNDERTAKINGS

12.1

General. The Borrowers undertake with each Creditor Party to comply and shall procure that the Guarantor will also comply (as applicable) with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise consent.

12.2	Maintenance of status. Each Borrower will maintain and shall procure that the Guarantor will also maintain its separate corporate existence under the laws of the Republic of Marshall Islands.

12.3	Negative undertakings. Each Borrower shall not, and in respect of (b) to (d) below shall procure that the Guarantor will not:

(a)	carry on any business other than the owning, operating, managing and/or chartering of ships and other ship-related business;

(b)

pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital unless no Event of Default or Potential Event of Default has occurred or would occur as a result of such dividend, distribution, redemption, purchase or return;

(c)	provide any form of credit or financial assistance to:

(d)	a person who is directly or indirectly interested in the Guarantor’s share or loan capital; or

(e)	any company in or with which such a person is directly or indirectly interested or connected;

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrowers than those which it could obtain in a bargain made at arms’ length;

(a)

without the prior written consent of the Agent, acting on the instructions of the Majority Lenders (such consent not to be unreasonably withheld), enter into any form of amalgamation, merger or de-merger, name change or any form of reconstruction or reorganisation, which would (in the case of the Borrowers) give rise to a Change of Control; and

(b)

in relation to the Earnings of the Ship owned by it, open or maintain any account with any bank or financial institution except accounts with the Account Bank, the Agent or the Security Trustee for the purposes of the Finance Documents.

12.4	Financial covenants of the Guarantor. At all times during the Security Period, by reference to the Latest Accounts, the Borrowers shall procure that the Guarantor shall ensure that:

(a)	at no time shall the Liquidity of the Group be less than $500,000 multiplied by the aggregate number of vessels owned by any member of the Group;

(b)

the Net Debt divided by the Total Assets (adjusted for market values of owned vessels) less cash (which shall have the meaning given thereto under US GAAP meaning both restricted and freely available cash) shall be at all times less than 75%;

(c)	the ratio of EBITDA to Interest Expense shall at all times be at least 2 to 1; and

(d)	the Net Worth shall at all times be equal to or more than USD135,000,000.

12.5

Compliance Check. Compliance with the undertakings contained in Clause 12.4 (Financial covenants) shall be determined by reference to (i) the unaudited consolidated accounts for each consecutive quarter period in each Financial Year of the Guarantor and commencing with the first financial quarter ending 30 June, 2022 and (ii) the audited consolidated accounts for each Financial Year of the Guarantor and commencing with the Financial Year ending 31 December 2022, each delivered to the Agent pursuant to Clause 11.6 (Provision of financial statements) of this Agreement. Unless and until the Agent (acting with the authorisation of the Majority Lenders) otherwise agrees in writing, at the same time as it delivers those consolidated accounts (audited and unaudited) for each consecutive quarter and Financial Year, the Borrowers shall deliver to the Agent a Compliance Certificate, signed by the chief financial officer of the Guarantor, evidencing calculations and compliance with the financial covenants.

12.6

Change in accounting expressions and policies. If, by reason of change in format or US GAAP or other relevant accounting policies, the expressions appearing in any accounts and financial statements referred to in Clause 11.6 (Provision of financial statements) alter from those in the accounts and financial statements for the Group for the Financial Year ended 31 December 2022, the relevant definitions contained in Clause 1.1 (Definitions) and the provisions of Clause 12.4 (Financial covenants) shall be deemed modified in such manner as the Agent, acting with the authorisation of the Majority Lenders, shall require to take account of such different expressions but otherwise to maintain in all respects the substance of those provisions.

12.7	Minimum Liquidity. The Borrowers shall ensure, that the balance standing to the credit of each Earnings Account shall at all times be no less than $500,000.

13	INSURANCE

13.1

General. The Borrowers also undertake with each Creditor Party to comply with the following provisions of this Clause 13, and ensure that the Guarantor complies with the same, at all times until the last day of the Security Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances. Each Borrower shall ensure that the Ship owned by it is insured at its expense against:

(e)	fire and such other risks as are usually contained within a standard marine insurance policy and/or increased value and disbursements policy covering the hull and machinery of such Ship;

(f)	war risks;

(g)	protection and indemnity risks; and

(h)

any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for the Guarantor to insure and which are specified by the Security Trustee by notice to the Borrowers and the relevant Guarantor.

13.3	Terms of obligatory insurances. Each Borrower shall effect such insurances in respect of its Ship:

(a)	in Dollars and/or such currencies as agreed with the Security Trustee;

(b)

in the case as specified in Clause 13.2 (Maintenance of obligatory insurances), cover is to be on an agreed value basis in an amount at least the greater of (i) such amount as when added to the insured value of the other Ships is 120 per cent. of the Loan and (ii) the Fair Market Value of that Ship;

(c)

in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under a standard protection and indemnity entry with an international group protection and indemnity club (currently $1,000,000,000 in relation to any one event);

(d)	in relation to protection and indemnity risks in respect of each Ship’s gross tonnage;

(e)	on approved terms; and

(f)

through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3 (Terms of obligatory insurances), the Borrowers shall procure that the obligatory insurances shall:

(a)

whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as an additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(e)	provide that the Security Trustee may make proof of loss if the Borrowers fail to do so.

13.5	Renewal of obligatory insurances. Each Borrowers shall:

(a)	before the expiry of any obligatory insurance effected by it:

(b)

notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Security Party proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(c)	obtain the Security Trustee’s approval to the matters referred to in paragraph (i);

(d)

as soon as practicable but in any event before the expiry of any obligatory insurance effected by it, renew that obligatory insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(e)

procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6

Copies of policies; letters of undertaking. Each Borrower shall ensure that all approved brokers provide the Security Trustee as soon as practicable with pro forma copies of all policies relating to the obligatory insurances which have been effected or renewed and of a letter or letters or undertaking in a form required by the Security Trustee and that:

(a)

they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4 (Further protections for the Creditor Parties);

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)

they will notify the Security Trustee, before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the relevant Guarantor or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)

they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by the relevant Guarantor under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of any of the Ships or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ships forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry. Each Borrower shall ensure that for any protection and indemnity and/or war risks associations in which a Ship is entered the Security Trustee will be provided with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee;

(c)

where required to be issued under the terms of insurance/indemnity provided by the relevant Borrower’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or similar document or documents) made by the relevant Borrower in relation to the Ship owned by it in accordance with the requirements of such protection and indemnity association; and

(d)

a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the relevant Ship.

13.8

Deposit of original policies. Each Borrower shall ensure that all policies issued and relating to obligatory insurances are deposited by the relevant Borrower with the approved intermediaries or other approved parties through which the insurances are effected or renewed.

13.9

Payment of premiums. Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances terms and conditions, and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees. Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11

Compliance with terms of insurances. Each Borrower shall not do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)

the relevant Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c) (Copies of policies; letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	a Borrower shall not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(c)

the relevant Borrower shall, make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which its Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)

a Borrower shall not employ its Ship, nor allow such Ship to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances. No Borrower shall make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.13

Settlement of claims. No Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14

Provision of copies of communications. Each Borrower shall, promptly upon request by the Agent provide the Security Trustee, copies of all written communications which are material in the context of a Borrower’s obligations under the Finance Documents between it and:

(a)	the approved brokers or insurers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	the relevant Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)

any credit arrangements made between the relevant Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15

Provision of information. Each Borrower shall, promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker or consultant as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 (Mortgagee’s interest insurance) or dealing with or considering any matters relating to any such insurances;

and each Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a) above.

13.16

Mortgagee’s interest insurance. The Security Trustee (acting on behalf of all the Lenders) shall be entitled, at the Borrowers’ cost, from time to time to effect, maintain and renew a mortgagee’s interest and pollution risks insurance policy (including additional perils (pollution) cover) in an amount equal to at least 120% of the Loan such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate.

13.17

Review of insurance requirements. The Majority Lenders shall be entitled to review the requirements of this Clause 13 (Insurance) from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Majority Lenders, significant and capable of affecting a Borrower or any Ship and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which an Owner may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrowers.

13.18

Modification of insurance requirements. The Security Trustee shall notify the Borrowers of any proposed modification under Clause 13.17 (Review of insurance requirements) to the requirements of this Clause 13 which the Majority Lenders reasonably consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 13 and shall bind the Borrowers accordingly.

13.19

Compliance with mortgagee’s instructions. The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the relevant Guarantor implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.18 (Modification of insurance requirements).

13.20

Assured and Co-Assured. If persons other than the relevant Guarantor and/or Security Trustee are named as assureds or co-assureds in the insurance policy of the relevant Ship, the Borrowers shall procure that these persons assign their insurances to the Security Trustee upon such terms and conditions as the Security Trustee may require.

14	SHIP’S COVENANTS

14.1

General. Each Borrower also undertakes with each Creditor Party to comply in relation to its Ship, with, the following provisions of this Clause 14 at all times until the last day of the Security Period except as the Agent, with the authority of the Majority Lenders, may otherwise permit (such permission not to be unreasonably withheld in the case of Clause 14.13(b) (Restriction on chartering, appointment of managers etc.).

14.2

Ship’s name and registration. Each Borrower shall keep the Ship owned by it registered in its name under an Approved Flag free of any Security Interest other than a Permitted Security Interest; and shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not, without the prior written consent of the Security Trustee change the name or port of registry of the Ship owned by it.

14.3	Repair and classification. Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)

so as to maintain that Ship’s class with Lloyds Register of Shipping or Germanischer Lloyd AG (or such other first-class classification society which is a member of IACS acceptable to the Agent, such acceptance not to be unreasonably withheld or delayed) free of overdue recommendations and conditions affecting that Ship’s class that have not been complied with in accordance with their terms; and

(c)

so as to comply with all laws and regulations applicable to vessels registered at ports in the relevant Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code, the ISPS Code and the MARPOL Protocol.

14.4

Classification society undertaking. Each Borrower shall instruct the classification society referred to in Clause 14.3(b) (Repair and classification) (and procure that the classification society undertakes with the Security Trustee):

(a)

to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the classification society in relation to the Ship owned by the relevant Borrower;

(b)

to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Borrower and its Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the classification society:

(i)	receives notification from the relevant Borrower or any person that the Ship’s classification society is to be changed; or

(ii)

becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship’s class under the rules or terms and conditions of the relevant Borrower’s or its Ship’s membership of the classification society;

(d)	following receipt of a written request from the Security Trustee:

(i)

to confirm that the relevant Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)

if the relevant Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

14.5

Modification. No Borrower shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on its Ship which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

14.6

Removal of parts. No Borrower shall remove any material part of the Ship owned by it, or any item of equipment installed on, the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the Ship the property of that Borrower and subject to the security constituted by the Mortgage, relative to the Ship Provided that a Borrower may install equipment owned by a third party if the equipment can be removed without any material risk of damage to the Ship.

14.7

Surveys. Each Borrower shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee, provide the Security Trustee, with copies of all survey reports.

14.8

Inspection. Each Borrower shall permit and facilitate the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs (at the Borrowers’ cost) and shall afford all proper facilities for such inspections, at the cost of the Borrowers for one such inspection per Ship in each calendar year and otherwise at the Agent’s cost.

14.9	Prevention of and release from arrest. Each Borrower shall shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against its Ship, its Earnings or its Insurances;

(b)	all taxes, dues and other amounts charged in respect of its Ship, its Earnings or its Insurances; and

(c)	all other outgoings whatsoever in respect of its Ship, the Earnings or the Insurances;

and, forthwith upon receiving notice of the arrest of a Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrowers shall procure its release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc. Each Borrower shall:

(a)

comply, or procure compliance with the ISM Code, the ISPS code, the MARPOL Protocol and Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business that Borrower;

(b)	comply, and will use best endeavours to procure that each Security Party and each other Group Member will, comply in all respect with all Sanctions;

(c)

not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code, the ISPS code and the MARPOL Protocol; and

(d)

in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit its Ship to enter or trade to any zone which is declared a war zone by any government or by its Ship’s war risks insurers unless the prior written consent of the Security Trustee has been given and the relevant Guarantor has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

14.11	Provision of information. Each Borrower shall promptly provide the Security Trustee with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to its Ship’s master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of its Ship and any payments made in respect of that Ship;

(d)	any towages and salvages;

(e)	that Borrower’s, the Approved Manager’s, the relevant Sub Manager’s (if applicable) or its Ship’s compliance with the ISM Code, the ISPS Code and the MARPOL Protocol;

and, upon the Security Trustee’s request, provide copies of any current charter relating to any Ship, of any current charter guarantee and copies of the relevant Borrower’s or the Approved Manager’s or the relevant Sub Manager’s Document of Compliance.

14.12	Notification of certain events. Each Borrower shall immediately notify the Security Trustee by fax, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)

any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with within the relevant specified time limit or, in the absence of such time limit, promptly;

(d)	any arrest or detention of a Ship, any exercise or purported exercise of any lien on a Ship or its Earnings or any requisition of that Ship for hire;

(e)	any Environmental Claim made against a Borrower or the Approved Manager or a Sub Manager or in connection with any Ship or any Environmental Incident;

(f)	any claim for breach of the ISM Code, the ISPS Code or the MARPOL Protocol being made against an Owner or the Approved Manager or a Sub Manager or otherwise in connection with any Ship; or

(g)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code, the ISPS Code or the MARPOL Protocol not being complied with;

and each Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the relevant Owner’s, the Approved Manager’s, the relevant Sub Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc. No Borrower shall:

(a)	let the Ship owned by it on demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of the Ship owned by it for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months;

(c)	enter into any charter in relation to its Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)	charter its Ship otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(e)

appoint a manager or sub manager of its Ship other than the entities advised to the Agent at the date of this Agreement as the Approved Manager or Sub Manager of each Ship unless the Agent on behalf of the Majority Lenders consents to the change of management or sub-management of each ship to a new entity on the condition that such new Approved Manager and/or Sub Manager deliver to the Agent, to the Agent’s satisfaction (i) a certified true copy of the relevant Management Agreement, (ii) a Manager’s Undertaking and/or Insurances Assignment (as applicable) in the Agreed Form and (iii) in relation to such Approved Manager or Sub Manager, items 1, 2, 3, 4, 6, 8 and 9 included in Schedule 3, Part A of this Agreement and items 2(f) and 3(b) included in Schedule 3, Part B of this Agreement;

(f)	agree to any alteration to the material terms of the Management Agreement relating to its Ship or to any other terms of the Approved Manager’s and/or a Sub Manager’s appointment;

(g)	de-activate or lay up its Ship for more than 30 days;

(h)

put its Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency), which amount shall exclude dry-docking costs, unless the Agent (acting with authorisation of the Majority Lenders) has given prior approval in writing.

14.14	Notice of Mortgage. Each Borrower shall keep the relevant Mortgage registered against the

Ship owned by it as a valid first priority mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by the relevant Borrower to the Security Trustee; and

14.15	Sharing of Earnings. No Borrower shall enter into any agreement or arrangement for the sharing of any Earnings other than any time or voyage charters with profit sharing clauses.

14.16	ISPS Code. Each Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(i)	procure that its Ship and the company responsible for such Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(j)	maintain for its Ship an ISSC; and

(k)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

14.17

Charters etc. The Borrowers shall (i) deliver to the Agent a certified copy of each Extended Employment Contract upon its execution, (ii) forthwith on the Agent’s request procure that the relevant Borrower executes (a) a Charter Assignment in respect thereof and (b) any notice of assignment required in connection therewith and use reasonable commercial efforts to procure the acknowledgement of any such notice of assignment by the relevant charterer (provided that any failure to procure the same shall not constitute an Event of Default) and (iii) pay all legal and other costs incurred by the Agent in connection with any such Charter Assignments forthwith following the Agent’s demand.

Inventory of Hazardous Material. Each Borrower shall ensure that the Ship owned by it holds at all times during the Facility Period a Inventory of Hazardous Materials Certificate (IHM Certificate) or equivalent document as may be required by the Classification Society.

14.18

Sustainable Vessel dismantling. Each Borrower confirms that as long as it is in a lending relationship with ABN AMRO BANK N.V. it will ensure that any Ship controlled by it or the Guarantor or sold to an intermediary with the intention of being scrapped, is recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner, in accordance with the provisions of The Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and/or the EU Ship Recycling Regulation,

where “EU Ship Recycling Regulation” means Regulation (EU) No 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No 1013/2006 and Directive 2009/16/EC (Text with EEA relevance).

14.19

Fuel Oil Consumption Data. The Borrowers shall, upon the request of any Lender and at the cost of the Borrowers, on or before 31st July in each calendar year, supply or procure the supply to the Agent of all information necessary in order for any Lender to comply with its obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance, in each case relating to each Ship for the preceding calendar year. For the avoidance of doubt, such information shall be confidential but the Borrowers acknowledge that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the relevant Lender’s portfolio climate alignment.

For the purposes of this Clause 14.20 (Fuel Oil Consumption Data):

“Annex VI” means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (“MARPOL”), as modified by the Protocol of 1978 relating thereto;

“Poseidon Principles” means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published in June 2019 as the same may be amended or replaced (to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organization) from time to time; and

“Statement of Compliance” means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

14.20

Dry-docking/BWTS. Each Borrower shall procure that each Ship must install on her a ballast water treatment system in all respects compliant with class and/or flag requirements during her next dry-docking and/or when required by relevant flag/class requirements.

14.21

Inspection Reports. The Borrowers shall provide to the Agent, upon the Agent’s request from time to time, an inspection report in respect of each Ship which is subject to a Mortgage, in a form and substance, and from a marine surveyor, acceptable to the Agent.

15	SECURITY COVER

15.1	Minimum required security cover. Clause 15.2 (Provision of additional security; prepayment) applies if the Agent notifies the Borrowers that:

(a)	the aggregate of the Fair Market Values (determined as provided in Clause 15.3 (Valuation of Ship)) of the Ships subject to a Mortgage; plus

(b)	the net realisable value of any additional security previously provided under this Clause 15;

is below 130% of the Loan.

15.2

Provision of additional security; prepayment. If the Agent serves a notice on the Borrowers under Clause 15.1 (Minimum required security cover), the Borrowers shall, within 1 month after the date on which the Agent’s notice is served, either:

(a)

provide, or ensure that a third party provides, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require; or

(b)	prepay and/or cancel, in accordance with Clause 8 (Repayment and Prepayment), such part (at least) of the Loan as will eliminate the shortfall.

15.3

Valuation of Ship. The Fair Market Value of a Ship at any date is that shown as a valuation prepared by an Approved Broker selected and appointed by the Agent or, if the Agent so requests in respect of valuations to be obtained at the end of the second and fourth quarters in each year, the average of valuations prepared by two Approved Brokers selected and appointed by the Agent:

(a)	as at a date not more than 30 days previously;

(b)	with or without physical inspection of that Ship (as the Agent may require); and

(c)

on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment.

Valuations shall be obtained by the Borrowers and addressed to the Agent:

(a)	prior to (but dated no more than 30 days prior to) the Drawdown Date;

(b)	at quarterly intervals commencing on 30 June 2022; and

(c)	(in addition to (a) and (b) above) at any other time as the Agent shall require (in its absolute discretion

And if the Agent obtains valuations from 2 Approved Brokers, the Fair Market Value of the relevant Ship shall be the average of those two vauations.

15.4

Value of additional vessel security. The net realisable value of any additional security which is provided under Clause 15.2 (Provision of additional security; prepayment) and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3 (Valuation of Ship).

15.5

Valuations binding. Any valuation under Clause 15.2 (Provision of additional security; prepayment), 15.3 (Valuation of Ship) or 15.4 (Value of additional vessel security) shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

15.6

Provision of information. The Borrowers shall promptly provide the Agent and any Approved Broker or expert acting under Clause 15.3 (Valuation of Ship) or 15.4 (Value of additional vessel security) with any information which the Agent or the Approved Broker or expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7

Payment of valuation expenses. Without prejudice to the generality of the Borrowers’ obligations under Clauses 20 (Expenses) and 21 (Indemnities), the Borrowers shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker instructed under this Clause 15.

16	PAYMENTS AND CALCULATIONS

16.1

Currency and method of payments. All payments to be made by the Lenders or by the Borrowers under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)

in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)

in the case of an amount payable by a Lender to the Agent or by any Borrower to the Agent or any Lender, to such account as the Agent may from time to time notify to the Borrowers and the other Creditor Parties for this purpose; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.

16.2	Payment on non-Business Day. If any payment by a Borrower or a Security Party under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

(c)	and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3

Basis for calculation of periodic payments. All interest and commitment fee and guarantee fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4

Distribution of payments to Creditor Parties. Subject to Clauses 16.5 (Permitted deductions by Agent), 16.6 (Agent only obliged to pay when monies received) and 16.7 (Refund to Agent of monies not received):

(a)

any amount received by the Agent under a Finance Document for distribution or remittance to a Creditor Party shall be made available by the Agent to that Creditor Party by payment, with funds having the same value as the funds received, to such account as the Creditor Party may have notified to the Agent not less than 3 Business Days previously; and

(b)

amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

16.5

Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

16.6

Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to any Borrower, any Lender any sum which the Agent is expecting to receive for remittance or distribution to that Borrower, to that Lender until the Agent has satisfied itself that it has received that sum.

16.7

Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to a Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)

pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8

Agent may assume receipt. Clause 16.7 (Refund to Agent of monies not received) shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9

Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by each Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by any Borrower and any Security Party.

16.10

Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to each Creditor Party from each Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by any Borrower and any Security Party.

16.11

Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 (Creditor Party Accounts) and 16.10 (Agent’s memorandum account) show an amount to be owing by a Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party in the absence of manifest error.

16.12	FATCA Information

(a)	Subject to subclause (c) below, each party to a Finance Document shall, within ten Business Days of a reasonable request by another party to the Finance Documents:

(i)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party;

(ii)

supply to the requesting party such forms, documentation and other information relating to its status under FATCA as the requesting party reasonably requests for the purposes of such requesting party’s compliance with FATCA; and

(iii)

supply to the requesting party such forms, documentation and other information relating to its status as the requesting party reasonably requests for the purposes of the requesting party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a party to any Finance Document confirms to another party pursuant to subclause (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party and the Agent reasonably promptly.

(c)

Subclause (a) above shall not oblige any Creditor Party to do anything, and Subclause (a) (iii) above shall not oblige any other party to a Finance Document to do anything, which would or might in its reasonable opinion constitute a breach of any law or regulation, any policy of that Creditor Party, any fiduciary duty or any duty of confidentiality.

(d)

If a party to any Finance Document fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with subclause (a)(i) or (ii) above (including, where paragraph (c) above applies), then such party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

16.13	FATCA Deduction

(a)

A party to any Finance Document may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party to any Finance Document shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

A party to any Finance Document shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the party to whom it is making the payment and, in addition, shall notify the Borrowers, the Agent and the other Creditor Parties.

17	APPLICATION OF RECEIPTS

17.1

Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Trustee and the other Creditor Parties under the Finance Documents;

(b)	SECONDLY: in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

(c)	THIRDLY: in or towards payment pro rata of any principal due but unpaid under this Agreement;

(d)	FOURTHLY: in or towards payment pro rata of any other amounts due but unpaid under any Finance Document;

(e)

FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrowers and the Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1 (Normal order of application) (a), (b), (c) and (d); and

(f)	SIXTHLY: any surplus shall be paid to the Borrowers or to any other person entitled to it.

17.2

Variation of order of application. The Agent may, with the authorisation of the Lenders, by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 (Normal order of application) either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3

Notice of variation of order of application. The Agent may give notices under Clause 17.2 (Variation of order of application) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4

Appropriation rights overridden. This Clause 17 and any notice which the Agent gives under Clause 17.2 (Variation of order of application) shall override any right of appropriation possessed, and any appropriation made, by any Borrower or any Security Party.

18	APPLICATION OF EARNINGS, LOCATION OF ACCOUNTS

18.1

Payment of Earnings. Each Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (subject only to the provisions of the Mortgages and the General Assignments), all the Earnings in respect of a Ship are paid to the Earnings Account applicable to the Guarantor which is the owner of such Ship;

18.2

Application of Earnings. Each Borrower undertakes with each Creditor Party that money from time to time credited to, or for the time being standing to the credit of, an Earnings Account shall, unless and until an Event of Default or Potential Event of Default shall have occurred (whereupon the provisions of Clause 17.1 (Normal order of application) shall be and become applicable), be available for application in the following manner:

(a)	FIRSTLY: in or towards meeting the costs, fees and expenses payable by any Borrower under the Finance Documents;

(b)	SECONDLY: in or towards making the transfers to the Retention Account pursuant to Clause 18.3 (Monthly retentions); and

(c)	THIRDLY: in or towards meeting the costs and expenses from time to time incurred by or on behalf of the Borrowers in connection with the operation of the Ships.

18.3	Monthly retentions. Each Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period on the same day in each month, there is transferred to the Retention Account:

(a)	one-third of the repayment instalment in respect of the Loan falling due under Clause 8.1 (Payment of Earnings) on the next Repayment Date; and

(b)	the relevant fraction of the aggregate amount of interest on the Loan which is payable on the next due date for payment of interest.

Where:

“relevant fraction” is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period (or, if current Interest Period ends after the next date for payment of interest under this Agreement, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest to the next date for payment of interest under this Agreement).

18.4

Shortfall in Earnings. If the aggregate Earnings received in the Earnings Accounts are insufficient in any month for the required amount to be transferred to any Retention Account under Clause 18.3 (Monthly retentions), the Borrowers shall make up the amount of the insufficiency by payment in Dollars to the Retention Account.

18.5

Application of retentions. Until an Event of Default or a Potential Event of Default occurs, the Account Bank shall on each Repayment Date and on each due date for the payment of interest under this Agreement pay to the Agent, for the Agent to distribute to the Lenders in accordance with Clause 16.4 so much of the then balance on the Retention Account as equals:

(a)	the repayment instalment due on that Repayment Date; or, as the case may be,

(b)	the amount of interest payable on that interest payment date in discharge of the Borrowers’ liability for that repayment instalment or that interest.

18.6	Location of accounts. The Borrowers shall promptly:

(a)

comply with any requirement of the Agent as to the location or re-location of the Earnings Accounts, the Retention Account or any of them, provided that those accounts must at all times be with the Account Bank; and

(b)	execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over the Earnings Accounts and the Retention Account.

18.7	Borrowers’ obligations unaffected. The provisions of this Clause 18 do not affect:

(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of any Borrower or any Security Party under any Finance Document.

19	EVENTS OF DEFAULT

19.1	Events of Default. An Event of Default occurs if:

(a)

any Security Party fails to pay any sum payable by it under any of the Finance Documents at the time, in the currency and in the manner stipulated in the Finance Documents (and so that, for this purpose, sums payable (i) under clauses 5.1 and 8.1 shall be treated as having been paid at the stipulated time if (aa) received by the Agent within two (2) days of the dates therein referred to and (bb) such delay in receipt is caused by administrative or other delays or errors within the banking system and (ii) on demand shall be treated as having been paid at the stipulated time if paid within three (3) Business Days of demand); or

(b)

any breach occurs of Clause 9.3 (Conditions Subsequent), 11.2 (Title; negative pledge), 11.3 (No disposal of assets), 11.24 (Sanctions), 12.2 (Maintenance of status), 12.3 (Negative Undertakings), 12.4 (Financial covenants) or 15.2 (Provision of additional security; prepayment) of this Agreement; or

(c)

any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the reasonable opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 15 days after written notice from the Agent requesting action to remedy the same; or

(d)

(subject to any applicable grace period specified in any Finance Document) any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)

any representation, warranty or statement made or repeated by, or by an officer of, a Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in a material respect when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness (exceeding $20,000,000 in respect of the Guarantor and $2,000,000 for all other Relevant Persons) of a Relevant Person:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable prior capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)

any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(iv)

an event of default howsoever described (or any event which with the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition or any combination of the foregoing would constitute such an event of default) occurs under any document relating to Financial Indebtedness of a Relevant Person; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the reasonable opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)

any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress, or any form of freezing order, in respect of a sum of, or sums aggregating, $20,000,000 or more in respect of the Guarantor and $2,000,000 or more for all other Relevant Persons or the equivalent in another currency and, in respect of a Relevant Person other than a Security Party, the same is not lifted within 30 days; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)

any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)

a resolution is passed, and administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (a) a Relevant Person, (b) the members or directors of a Relevant Person, (c) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (d) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than a Borrower or a Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Agent and effected not later than three months after the commencement of the winding up; or

(viii)

an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (a) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (b) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there be no administration and (in both cases (a) or (b)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)

a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)

any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Agent is similar to any of the foregoing; or

(h)

any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat “money laundering” as defined in Article 1 of the Directive 2015/849/EC of the Council of the European Communities; or

(i)

any Borrower or any Security Party ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement or the other Finance Documents; or

(j)	it becomes unlawful or impossible:

(i)

for any Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(k)

any consent necessary to enable a Guarantor to own, operate or charter its Ship or to enable any Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document or any Management Agreement (as applicable) is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(l)	after the date of this Agreement and without their prior consent a change has occurred in the legal ownership of any of the shares in a Guarantor; or

(m)

any provision which the Majority Lenders acting reasonably consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim; or

(n)

the security constituted by a Finance Document is in any way imperilled or in jeopardy and if, in the opinion of the Majority Lenders, capable of remedy, such event or circumstance continues unremedied 14 days after written notice from the Agent to the Borrowers or relevant Security Party requesting action to remedy the same; or

(o)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of any Relevant Person; or

(ii)	any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person; or

(iii)	any litigation or proceedings are commenced or threatened against a Relevant Person,

in the light of which the Majority Lenders reasonably consider that:

(a)	there is a significant risk that any Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due; or

(b)	such event represents a material adverse change to the business of such Borrower or such Security Party.

19.2	Actions following an Event of Default.

On, or at any time after, the occurrence of an Event of Default:

6.1.2	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(a)	serve on the Borrowers a notice stating that all or part of the Commitments and of the other obligations of each Lender to the Borrowers under this Agreement are cancelled; and/or

(b)

serve on the Borrowers a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(c)

take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

6.1.3	the Security Trustee may, by notice to the Borrowers, exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

19.3

Termination of Commitments. On the service of a notice under Clause 19.2(a)(i) (Actions following an Event of Default), the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall be cancelled.

19.4

Acceleration of liabilities. On the service of a notice under Clause 19.2(a)(ii) (Actions following an Event of Default), the Loan, all accrued interest and all other amounts accrued or owing from any Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice. The Agent may serve notices under Clause 19.219.2(a)(i) (Actions following an Event of Default), or 19.2(a)(ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 (Actions following an Event of Default), if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6

Notification of Creditor Parties and Security Parties. The Agent shall send to each Creditor Party and each Security Party a copy or the text of any notice which the Agent serves on the Borrowers under Clause 19.2 (Actions following an Event of Default); but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide any Borrower or any Security Party with any form of claim or defence

19.7

Lenders’ rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1 (Interests several).

19.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to a Borrower or a Security Party:

(a)

for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)

as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

19.9

Relevant Persons. In this Clause 19 a “Relevant Person” means a Borrower, the Guarantor and any other Security Party (other than an Approved Manager that is not a Subsidiary of the Guarantor) and any of their Subsidiaries.

19.10

Interpretation. In Clause 19.1(f) (Events of Default) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) (Events of Default) “petition” includes an application.

20	EXPENSES

20.1

Upfront fee. The Borrowers shall pay to the Agent for the account of the Lenders pro rata in accordance with their Commitments, on the Drawdown Date to occur, a non-refundable upfront fee of 0.85% of the Total Commitments.

20.2

Commitment fee. The Borrowers shall pay to the Agent for the account of the Lenders pro rata in accordance with their Commitments, on each of the dates falling at three (3) monthly intervals after the date of this Agreement until the last day of the Availability Period and on the last day of the Availability Period, commitment commission accruing from the date of this Agreement (in the case of the first payment of commission) and from the date of the preceding payment of commission (in the case of each subsequent payment) at the rate of zero point seven five per cent (0.75%) per annum on the daily undrawn amount of the Total Commitments

20.3

Costs of negotiation, preparation etc. The Borrowers shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document (including without limitation, any travel expenses).

20.4

Costs of variations, amendments, enforcement etc. The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 (Security Cover) or any other matter relating to such security; or

(d)

any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose (including without limitation any litigation cost).

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.5

Documentary taxes. The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.

20.6

Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1

Indemnities regarding borrowing and repayment of Loan. The Borrowers shall fully indemnify each Creditor Party on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	The Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)

any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by any Borrower on the amount concerned under Clause 7 (Default Interest));

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan or any part of it under Clause 19 (Events of Default); and

(e)

any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2

Breakage costs. Without limiting its generality, Clause 21.1 (Indemnities regarding borrowing and repayment of Loan) covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:

(a)

in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)

in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3

Miscellaneous indemnities. The Borrowers shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)

any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter;

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, the MARPOL Protocol or any Environmental Law.

21.4

Currency indemnity. If any sum due from any Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against any Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Borrowers shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4 the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (Rotterdam time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of eachy Borrower which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5

Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.6

Sums deemed due to a Lender. For the purposes of this Clause 21, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions. All amounts due from any Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the relevant Borrower is required by law to make.

22.2	Grossing-up for taxes. If a Borrower is required by law to make a tax deduction from any payment (other than a FATCA Deduction):

(a)	the Borrower concerned shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower concerned shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)

the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3

Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower concerned shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4

Exclusion of tax on overall net income. In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

23	ILLEGALITY, ETC

23.1	Illegality. This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation, for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2

Notification of illegality. The Agent shall promptly notify the Borrowers, the Security Parties, and each of the Creditor Parties of the notice under Clause 23.1 (Illegality) which the Agent receives from the Notifying Lender.

23.3

Prepayment; termination of Commitment. On the Agent notifying the Borrowers under Clause 23.2 (Notification of illegality), the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 (Illegality) as the date on which the notified event would become effective the Borrowers shall prepay the Notifying Lender’s Contribution in accordance with Clause 8 (Repayment and Prepayment).

23.4

Mitigation. If circumstances arise which would result in a notification under Clause 23.1 (Illegality) then, without in any way limiting the rights of the Notifying Lender under Clause 23.3 (Prepayment, termination of Commitment), the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS

24.1	Increased costs. This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)

the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)

complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

24.2	Meaning of “increased cost”. In this Clause 24, “increased cost” means, in relation to a Notifying Lender:

(a)

an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)

an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)

an additional or increased cost of funding all or maintaining all or any part the Notifying Lender’s Contributions or other unpaid sums or (as the case may require) the proportion of that cost attributable to the Contributions or other unpaid sums; or

(e)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 (Indemnities regarding borrowing any repayment of Loan) or by Clause 22 (No Set-Off or Tax Deduction).

For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3

Notification to Borrowers of claim for increased costs. The Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1 (Increased Costs).

24.4

Payment of increased costs. The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5

Notice of prepayment; cancellation. If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4 (Payment of increased costs), the Borrowers may give the Agent not less than 14 days’ notice of their intention to:

(a)	prepay the Notifying Lender’s Contribution at the end of an Interest Period; and/or

(b)	cancel the Notifying Lender’s Available Commitment.

24.6

Prepayment; termination of Commitment. A notice under Clause 24.5 (Notice of prepayment; cancellation) shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers’ notice of intended prepayment and/or cancellation; and:

(a)	on the date on which the Agent serves that notice, the Available Commitment of the Notifying Lender shall be cancelled;

(b)

on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

25	SET-OFF

25.1	Application of credit balances. Each Creditor Party may, following the occurrence of an Event of Default which is continuing, without prior notice:

(a)

apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of any Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrowers to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of any Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2

Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1 (Application of credit balances); and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3

Sums deemed due to a Creditor Party. For the purposes of this Clause 25, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to, or for the account of, any Creditor Party shall be treated as a sum due to that Creditor Party; and each Creditor Party’s proportion of a sum so payable for distribution to, or for the account of, the Creditor Parties shall be treated as a sum due to such Creditor Party.

25.4

No Security Interest. This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of any Borrower.

26	TRANSFERS AND CHANGES IN LENDING AND BOOKING OFFICES

26.1

Transfer by Borrowers. No Borrower may, without the consent of the Agent, given on the instructions of all the Lenders, transfer any of its rights, liabilities or obligations under any Finance Document.

26.2

Transfer by a Lender. Subject to Clause 26.4 (Effective Date of Transfer Certificate), a Lender (the “Transferor Lender”) may, (i) if such transfer is to any bank or financial institution affiliated to a Lender or if such transfer is made while an Event of Default is continuing, without the consent of the Borrowers or (ii) if such transfer is to any arm’s length bank or financial institution, with the prior consent of the Borrowers, (such consent not to be unreasonably withheld or delayed) at any time, cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b);

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Deed.

26.3

Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrowers, the Security Parties and each of the Creditor Parties;

(b)	on behalf of the Transferee Lender, send to the Borrowers and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above.

26.4

Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, Provided that it is signed by the Agent under Clause 26.3 (Transfer Certificate, delivery and notification) on or before that date.

26.5

No transfer without Transfer Certificate. No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, any Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6

Lender re-organisation; waiver of Transfer Certificate. However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)

to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which any Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)

the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)

any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the Transferor Lender, assuming that any defects in the transferor’s title and any rights or equities of any Borrower or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 (Market disruption) and Clause 20 (Expenses), and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)

in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of any Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8

Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4 (Effective Date of Transfer Certificate) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Creditor Party and the Borrowers during normal banking hours, subject to receiving at least 3 Business Days prior notice.

26.9

Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates. Each Borrower and each Creditor Party irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11

Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $1,000 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

26.12

Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, any Borrower, any Security Party, or the other Creditor Parties; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13

Disclosure of information. A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to any Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

Without prejudice to the above, each Borrower irrevocably authorises each Creditor Party to give, divulge and reveal from time to time information and details relating to its accounts, the Finance Documents and the facilities granted pursuant thereto to any authorities, each Creditor Party’s head office, branches and affiliates, any other parties to the Finance Documents and any person regarding any funding, operational arrangement or other transaction in relation thereto, including without limitation, for purposes in connection with any enforcement or assignment or transfer of any of the Creditor Parties’ rights and obligations. This authorisation shall survive and continue in full force and effect for the benefit of each Creditor Party notwithstanding the repayment, cancellation or termination of the Loan or any part thereof and/or the termination of one or more types of banker-customer relationships between any Security Party and the relevant Creditor Party.

26.14

Change of lending or booking office. A Lender may, at its own cost, change its lending or booking office, as the case may be, by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect,

provided that the Borrowers shall bear no additional obligations as a result of such change in lending office.

On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending or booking office, as the case may be, of which the Agent last had notice.

26.15

Replacement of Reference Bank. If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 (Interest) then, unless the Borrowers, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrowers, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

26.16

Confidential Information Each Creditor Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 26.17 (Disclosure of Confidential Information) and Clause 26.18 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information. The Lenders further acknowledge that some or all of the confidential information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lenders undertake not to use any confidential information for any unlawful purpose.

26.17	Disclosure of Confidential Information In this Clause, “Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Any Creditor Party may disclose:

(a)

to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, insurers, reinsurers and insurance brokers, auditors, partners and Representatives such Confidential Information as that Creditor Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Security Parties and to any of that person’s Affiliates, Representatives and professional advisers;

(iii)

appointed by any Creditor Party or by a person to whom sub-paragraph (a) or (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (a) or (b) above;

(v)

to whom information is required or requested to be disclosed by (i) any governmental, banking, taxation or other regulatory authority or similar body, or the rules of any relevant stock exchange; or (ii) pursuant to any applicable law or regulation; or (iii) by any court of competent jurisdiction; and (iv) in connection with and for the purposes of any litigation, arbitration or other proceedings or dispute.

(vi)	to whom or for whose benefit that Creditor Party charges, assigns or otherwise creates a Security Interest (or may do so);

(vii)	who is a Party; or

(viii)	with the consent of the Borrowers;

in each case, such Confidential Information as that Creditor Party shall consider appropriate if:

(i)

in relation to sub-paragraphs (i), (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(ii)

in relation to sub-paragraph (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(c)

to any person appointed by that Creditor Party or by a person to whom sub-paragraph (a) or (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this sub Clause if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the relevant Creditor Party;

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Security Parties.

26.18	Disclosure to numbering service providers

(a)

Notwithstanding any other term of any Finance Document or any other agreement between the Parties to the contrary (whether express or implied) any Creditor Party may disclose to any national or international numbering service provider appointed by that Creditor Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Security Parties the following information:

(i)	names of Security Parties;

(ii)	country of domicile of Security Parties;

(iii)	place of incorporation or formation (as the case may be) of Security Parties;

(iv)	date and governing law of this Agreement;

(v)	the name of the Agent;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of the Loan and the Total Commitments;

(viii)	currency of the Loan;

(ix)	type of Loan;

(x)	ranking of Loan;

(xi)	final Repayment Date;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Creditor Party and the Borrowers,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or one or more Security Parties by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Security Party represents that none of the information set out in paragraphs (a) to (m) of Clause 26.18(a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrowers and the other Creditor Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Security Parties; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Security Parties by such numbering service provider.

26.19

Disclosure to administration/settlement services providers. Notwithstanding any other term of any Finance Document or any other agreement between the Parties to the contrary (whether express or implied), any Creditor Party may disclose to any person appointed by:

(a)	that Creditor Party;

(a)

a person to (or through) whom that Creditor Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Trustee under this Agreement; and/or

(b)

a person with (or through) whom that Creditor Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made, or may be made, by reference to, one or more Finance Documents and/or one or more Security Parties, to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for use with Administration/ Settlement Services Providers or such other form of confidentiality undertaking agreed between the Borrowers and the relevant Creditor Party.

26.20

Entire agreement Clauses 26.16 to 26.23 (inclusive) (Confidentiality) constitute the entire agreement between the Parties in relation to the obligations of the Creditor Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

26.21

Inside information Each of the Creditor Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Creditor Parties undertakes not to use any Confidential Information for any unlawful purpose.

26.22	Notification of disclosure Each of the Creditor Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (e) of Clause 26.17 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(a)	upon becoming aware that Confidential Information has been disclosed in breach of Clauses 26.16 to 26.23 (inclusive) (Confidentiality).

26.23

Continuing obligations The obligations in Clause 26.16 to 26.23 (inclusive) (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Creditor Party for a period of twelve (12) months from the earlier of:

(a)

the date on which all amounts payable by the Security Parties under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Creditor Party otherwise ceases to be a Creditor Party.

27	VARIATIONS AND WAIVERS

27.1

Variations, waivers etc. by Majority Lenders. Subject to Clause 27.2 (Variations, waivers etc. requiring agreement of all Lenders), a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by letter or fax, by the Borrowers, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2

Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 27.1 (Variations, waivers etc. by Majority Lenders) applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender”:

(a)	a change in the Margin or in the definition of LIBOR;

(b)	a change to the date for, the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)	a change to any Lender’s Commitment;

(d)	an extension of Availability Period;

(e)	a change to the definition of “Majority Lenders” or “Finance Documents”;

(f)

a change to the preamble or to Clause 2 (Facility), 2.2 (Position of the Lenders), 4 (Drawdown), 5.1 (Payment of normal interest), 10.23 (Sanctions), 11.23 (Sanctions), 17 (Application of Receipts), 18 (Application of Earnings, Location of Accounts) or 31 (Law and Jurisdiction);

(g)	a change to this Clause 27;

(h)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(i)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3

Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 27.1(Variations, waivers etc. by Majority Lenders) and 27.2 (Variations, waivers etc. requiring agreement of all Lenders), no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by a Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27.4

Co-operation on potential restructuring of facilities. Provided the Lenders have provided their consent to the relevant tax enhancement structure (upon such terms as are acceptable to the Lenders), the Lenders will provide reasonable co-operation for such changes as are necessary (at the Borrowers’ costs) relating to such tax enhancement transaction.

28	NOTICES

28.1

General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax or electronic message; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice shall be sent:

(a) to the Borrowers:	c/o Navios Maritime Partners L
7 Avenue de Grande Bretagne

Office 11B2
Monte Carlo, MC 98000 Monaco
Fax no: +377 97 98 21 41
Email: legal_corp@navios.com

(b) to a Lender:	At the address below its name in Schedule 1
or (as the case may require) in the relevant Transfer Certificate.

(c) to the Agent and the Security Trustee	Gustav Mahlerlaan 10,

1082 PP Amsterdam
The Netherlands
Attn: Global Transportation & Logistics
Fax no: +31 (0) 10 401 53 23

e-mail:
angelina.christodoulou@gr.abnamro.com

danai.kotsia@gr.abnamro.com

or to such other address as the relevant party may notify to the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrowers, the Lenders and the Security Parties.

28.3	Effective date of notices. Subject to Clauses 28.4 (Service outside business hours) and 28.5 (Illegible notices):

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax or electronic message shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours. However, if under Clause 28.3 (Effective date of notices) a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 28.5 (Illegible notices)) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5

Illegible notices. Clauses 28.3 (Effective date of notices) and 28.4 (Service outside business hours) do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6

Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	English language. Any notice under or in connection with a Finance Document shall be in English.

28.8	Meaning of “notice”. In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	PARALELL DEBT

29.1	Parallel Debt

Notwithstanding any other provision of the Finance Documents, each Borrower hereby irrevocably and unconditionally undertakes to pay to the Security Trustee, as creditor in its own right and not as representative of the other Creditor Parties, sums equal to and in the currency of each amount payable by any Borrower and any Security Party to any Creditor Party under any Finance Document as and when that amount falls due for payment under the relevant Finance Document or would have fallen due but for any discharge resulting from failure of another Creditor Party to take appropriate steps, in insolvency proceedings affecting that Borrower, to preserve its entitlement to be paid that amount (the “Parallel Debt”).

The Security Trustee shall have its own independent right to demand payment of the amounts payable by the Borrowers under this Clause 29.1, irrespective of any discharge of any Borrower’s and/or any Security Party’s obligation to pay those amounts to the other Creditor Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Borrower and/or any Security Party, to preserve their entitlement to be paid those amounts.

Any amount due and payable by any Borrower to the Security Trustee under this Clause 29.1 shall be decreased to the extent that the other Creditor Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Finance

Documents and any amount due and payable by any Borrower and/or a Security Party to the other Creditor Parties under those provisions shall be decreased to the extent the Security Trustee has received (and is able to retain) payment in full of the corresponding amount under this Clause 29.1.

The Borrowers and the Creditor Parties acknowledge that, in respect of the Parallel Debt, the Security Trustee acts in its own name and not as representative of the Creditor Parties or any of them.

30	SUPPLEMENTAL

30.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

30.2

Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

30.3	Counterparts. A Finance Document may be executed in any number of counterparts.

30.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

31	LAW AND JURISDICTION

31.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

31.2

Exclusive English jurisdiction. Subject to Clause 31.3 (Choice of forum for the exclusive benefit of the Creditor Parties), the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

31.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 31.2 (Exclusive English jurisdiction) is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)

to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

No Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

31.4

Process agent. Each Borrower irrevocably appoints Hill Dickinson Services (London) Ltd at present of Broadgate Tower, 20 Primrose Street, London EC2A 2EW, England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

31.5

Creditor Party rights unaffected. Nothing in this Clause 31 (Law and Jurisdiction) shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

31.6	Meaning of “proceedings”. In this Clause 31, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

32	BORROWERS’ OBLIGATIONS

32.1

Joint and several. Regardless of any other provision in any of the Finance Documents, all obligations and liabilities whatsoever of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by the Finance Documents to which it becomes a party notwithstanding that any other Borrower may not do so or be effectually bound and notwithstanding that any of the Finance Documents may be invalid or unenforceable against any other Borrower, whether or not the deficiency is known to any Creditor Party.

32.2

Borrowers as principal debtors. Each Borrower acknowledges that it is a principal and original debtor in respect of all amounts which may become payable by the Borrowers in accordance with the terms of any of the Finance Documents and agrees that the Creditor Parties may continue to treat it as such, whether or not the Creditor Parties are or becomes aware that such Borrower is or has become a surety for another Borrower.

32.3

Indemnity. The Borrowers undertake to keep each Creditor Party fully indemnified on demand against all claims, damages, losses, costs and expenses arising from any failure of any Borrower to perform or discharge any purported obligation or liability of that Borrower which would have been the subject of this Agreement or any other Finance Document had it been valid and enforceable and which is not or ceases to be valid and enforceable against any other Borrower on any ground whatsoever, whether or not known to the Creditor Parties including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of any other Borrower (or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or any other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Security Party)).

32.4	Liability unconditional. None of the obligations or liabilities of the Borrowers under any Finance Document shall be discharged or reduced by reason of:

(a)

the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Borrower or any other person liable;

(b)

any Creditor Party granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, any Borrower or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting, varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any Borrower or any other person liable; or

(c)	anything done or omitted which but for this provision might operate to exonerate the Borrowers or any of them.

32.5

Recourse to other security. No Creditor Parties shall be obliged to make any claim or demand or to resort to any security or other means of payment now or hereafter held by or available to them for enforcing any of the Finance Documents against any Borrower or any other person liable and no action taken or omitted by any Creditor Party in connection with any such security or other means of payment will discharge, reduce, prejudice or affect the liability of the Borrowers under the Finance Documents to which either of them is, or is to be, a party.

32.6	Waiver of Borrowers’ rights. Each Borrower agrees with the Creditor Parties that, throughout the Facility Period, it will not, without the prior written consent of the Agent:

(a)	exercise any right of subrogation, reimbursement and indemnity against any other Borrower or any other person liable under the Finance Documents;

(b)

demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to such Borrower from any other Borrower or from any other person liable for such Indebtedness or demand or accept any guarantee against financial loss or any document or instrument created or evidencing an Encumbrance in respect of the same or dispose of the same;

(c)	take any steps to enforce any right against any other Borrower or any other person liable in respect of any such moneys; or

(d)

claim any set-off or counterclaim against any other Borrower or any other person liable or claim or prove in competition with any Creditor Party in the liquidation of any other Borrower or any other person liable or have the benefit of, or share in, any payment from or composition with, any other Borrower or any other person liable or any security granted under any Finance Document now or hereafter held by any Creditor Party for any moneys owing under this Agreement or for the obligations or liabilities of any other person liable but so that, if so directed by the Agent, it will prove for the whole or any part of its claim in the liquidation of the other Borrower or other person liable on terms that the benefit of such proof and all money received by it in respect thereof shall be held on trust for the Creditor Parties and applied in or towards discharge of any moneys owing under this Agreement in such manner as the Agent shall require.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

EXECUTION PAGE

SIGNED by STRATIGOULA SAKELLARIOU	)	/s/ Stratigoula Sakellariou
for and on behalf of	)
ESMERALDA SHIPPING CORPORATION	)
in the presence of: Maria Trivela	)	/s/ Maria Trivela

SIGNED by STRATIGOULA SAKELLARIOU	)	/s/ Stratigoula Sakellariou
for and on behalf of	)
PROTEUS SHIPTRADESA	)
in the presence of: Maria Trivela	)	/s/ Maria Trivela

SIGNED by STRATIGOULA SAKELLARIOU	)	/s/ Stratigoula Sakellariou
for and on behalf of	)
TRIANGLE SHIPPING CORPORATION	)
in the presence of: Maria Trivela	)	/s/ Maria Trivela

SIGNED by ROBIN PARRY	)	/s/ Robin Parry
for and on behalf of	)
ABN AMRO BANK N.V. as Agent and	)
Security Trustee	)
in the presence of: DIMITRA KANTARTZI	)	/s/ Dimitra Kantartzi
Ince
Akti Miaouli 47-49
Piraeus 18536 Greece

SIGNED by ROBIN PARRY	)	/s/ Robin Parry
for and on behalf of	)
ABN AMRO BANK N.V.	)
as a Lender	)
in the presence of: DIMITRA KANTARTZI	)	/s/ Dimitra Kantartzi
Ince
Akti Miaouli 47-49
Piraeus 18536 Greece